QuickLinks -- Click here to rapidly navigate through this document

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

OAK TECHNOLOGY, INC.

OPTIC ACQUISITION CORP.

AND

TERALOGIC, INC.

Dated as of October 7, 2002

i

ii

iii

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, (this "Agreement") dated as of October 7, 2002, among OAK TECHNOLOGY, INC. ("Parent"), a Delaware corporation, OPTIC ACQUISITION CORP. ("Merger Sub"), a Delaware corporation, and TERALOGIC, INC. (the "Company"), a Delaware corporation.

WITNESSETH:

        WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the "Merger") in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL") and upon the terms and subject to the conditions set forth herein, and upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent;

        WHEREAS, The Board of Directors of the Company has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement, the Escrow Agreement (as defined below), the Merger and the other transactions contemplated by this Agreement and the Escrow Agreement and (iii) resolved to recommend to the stockholders of the Company that they adopt and approve this Agreement, the Merger and the transactions contemplated hereby and thereby;

        WHEREAS, to induce Parent and Merger Sub to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Company and certain stockholders of the Company are entering into an agreement (the "Voting Agreement") with Parent and Merger Sub pursuant to which such stockholders will agree to vote to approve this Agreement and to take certain actions in connection with the transactions contemplated by this Agreement;

        WHEREAS, to induce the Company to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, Parent and the Company are entering into a loan agreement and related documents (collectively, the "Loan Agreement") pursuant to which Parent shall make certain loans to the Company;

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

        Section 1.1    The Merger.

        (a)    Surviving Corporation.    At the Effective Time (as defined in Section 1.2 hereof), and subject to and upon the terms and conditions of this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation, a wholly owned subsidiary of Parent. The Company as the surviving corporation after the Merger is sometimes referred to in this Agreement as the "Surviving Corporation."

        (b)    Closing.    Unless this Agreement shall have been terminated and the transactions contemplated shall have been abandoned pursuant to Article VII and subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Pillsbury Winthrop LLP, unless another date, time or place is agreed to in writing by the parties hereto (the "Closing Date").

        (c)    Escrow.    At the Effective Time (as hereinafter defined), Parent shall withhold (i) ten percent (10%) of the aggregate Cash Consideration (as defined in Section 1.6(c)) plus (ii) an additional amount equal to fifty thousand dollars ($50,000) (collectively, the "Escrow Amount") payable to the Stockholders pursuant to Section 1.6 of this Agreement (the "Escrow Account"), on a pro rata basis among all Stockholders in proportion to the aggregate amount of Cash Consideration each Stockholder would otherwise be entitled to receive, and shall instead deliver the Escrow Amount to an escrow agent (the "Escrow Agent"). The Escrow Amount shall be held pursuant to the provisions of an escrow agreement substantially in the form attached as Exhibit 6.1(e) (the "Escrow Agreement"). The Escrow Amount will be available to compensate Parent for certain of the damages as provided in Article VIII. On the date that is six (6) months after the Effective Time, the Escrow Agent will be directed to release an Escrow Amount equal to the lesser of: (i) fifty percent (50%) of the total Escrow Amount; and (ii) the total Escrow Amount minus the Escrow Amount which has been used (or reserved for such use) to compensate Parent for damages under Article VIII. To the extent that there is an Escrow Amount remaining in the Escrow Account which has not been reserved for claims under the Escrow Agreement on the date that is twelve (12) months after the Effective Time, such Escrow Amount will be released.

        (d)    Stockholder Representative.    All of the stockholders of the Company, by virtue of their approval of the Agreement, will be deemed to have irrevocably constituted and appointed, effective as of the Effective Time, Jon S. Castor (together with his permitted successors, the "Stockholder Representative"), as their true and lawful agent and attorney-in-fact to enter into any agreement in connection with the transactions contemplated by this Agreement and any transactions contemplated by the Escrow Agreement, to exercise all or any of the powers, authority and discretion conferred on him, her or it under any such agreement, to waive or amend any terms and conditions of any such agreement, to give and receive notices on their behalf and to be their exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by any such agreement, including, without limitation, the defense, settlement or compromise of any claim, action or proceeding for which Parent or the Merger Sub may be entitled to indemnification and the Stockholder Representative agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact. This power of attorney is coupled with an interest and is irrevocable. The Stockholder Representative shall not be liable for any action taken or not taken by him, her or it in connection with his, her or its obligations under this Agreement (i) with the consent of the Preferred Stockholders (as defined below) owning at least a majority in voting power of the outstanding Preferred Stock (as defined below) of the Company immediately prior to the Effective Time (as defined below), voting together as a single class with each share of such Preferred Stock voting on an as-if converted basis (excluding non-voting Preferred Stock) or (ii) in the absence of his own gross negligence or willful misconduct. If the Stockholder Representative shall be unable or unwilling to serve in such capacity, his successor shall be named by those Preferred Stockholders owning at least a majority in voting power of the outstanding Preferred Stock of the Company at immediately prior to Effective Time, voting together as a single class with each share of such Preferred Stock voting on an as-if converted basis in accordance with the provisions of Section 5.5 of the Escrow Agreement.

        Section 1.2    Effective Time.    As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a duly executed and delivered Certificate of Merger in substantially the form of Exhibit 1.2 (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been filed with the Secretary of State of the State of Delaware, or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

        Section 1.3    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and applicable law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        Section 1.4    Certificate of Incorporation and By-laws of Surviving Corporation.

        (a)  Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated to read as did the Certificate of Incorporation of Merger Sub immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be "OPTICAL DIGITAL VIDEO GROUP, INC."

        (b)  Unless otherwise determined by Parent prior to the Effective Time, the By-laws of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated to read as set forth in the By-laws of Merger Sub immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be "OPTICAL DIGITAL VIDEO GROUP, INC."

        Section 1.5    Directors and Officers of Surviving Corporation.    The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

        Section 1.6    Conversion of Shares.

        (a)  At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Stockholder of the Company, the Cash Consideration (as defined in Section 1.6(c)), less the Escrow Amount, shall be paid as follows:

            (i)  Each share of the Company's common stock, $0.001 par value per share ("Common Stock") issued and outstanding immediately prior to the effectiveness of the Merger shall automatically be canceled and extinguished and shall no longer represent any interest in the Company nor any interest in the Surviving Corporation, Parent or Merger Sub (the holders of Common Stock are sometimes herein collectively referred to as the "Common Stockholders"). After payment of the aggregate Cash Consideration (as defined herein) to the Preferred Stockholders in accordance with this Section 1.6 and in accordance with the Company's Certificate of Incorporation, no portion of the Cash Consideration will remain available for distribution to the Common Stockholders, and accordingly, each share of Common Stock shall receive $0.00.

          (ii)  Each share of the Company's Series A Preferred Stock, $0.001 par value per share ("Series A Preferred Stock"), Series B Preferred Stock, $0.001 par value per share ("Series B Preferred Stock"), Series C Preferred Stock, $0.001 par value per share ("Series C Preferred Stock"), Series D Preferred Stock, $0.001 par value per share ("Series D Preferred Stock"), Series E-1 Preferred Stock, $0.001 par value per share ("Series E-1 Preferred Stock"), Series E-2 Preferred Stock, $0.001 par value per share ("Series E-2 Preferred Stock"), Series E-3 Preferred Stock, $0.001 par value per share ("Series E-3 Preferred Stock"), Series E-4 Preferred Stock, $0.001 par value per share ("Series E-4 Preferred Stock"), Series E-5 Preferred Stock, $0.001 par value per share ("Series E-5 Preferred Stock") and Series E-6 Preferred Stock, $0.001 par value per share ("Series E-6 Preferred Stock"; the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E-1 Preferred Stock, Series E-2 Preferred Stock, Series E-3 Preferred Stock, Series E-4 Preferred Stock, Series E-5 Preferred Stock and Series E-6 Preferred Stock are sometimes hereinafter collectively referred to as the "Preferred Stock"), issued and outstanding immediately prior to the effectiveness of the Merger (each such share of Common Stock and Preferred Stock is referred to herein individually as a "Share" and collectively as the "Shares"), other than Shares held in treasury or which constitute Dissenting Shares (as defined in Section 1.6(d) below), shall automatically be canceled and extinguished and converted into the right to receive an amount equal to the corresponding purchase price of such Preferred Stock, as set forth in Exhibit 1.6(a)(ii) (the holders of Preferred Stock are sometimes herein collectively referred to as the "Preferred Stockholders" and collectively with the Common Stockholders, the "Stockholders"); provided, that if the Cash Consideration distributed to the Preferred Stockholders is insufficient to permit the receipt of such Preferred Stockholders' purchase price, the Preferred Stockholders will be entitled to receive their pro rata share of the Cash Consideration available in proportion to the respective amounts which would be received by them if their respective amounts were paid in full.

        (b)  At the Effective Time, each Share held in treasury immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be canceled and retired and all rights in respect thereof shall cease to exist.

        (c)  The total cash consideration is Thirty-Eight Million Two Hundred Sixty-Nine Thousand Six Hundred Ninety-One Dollars ($38,269,691) (the "Cash Consideration").

        (d)  Any Shares with respect to which dissenters' rights have been established in accordance with the DGCL or the California Corporations Code, as applicable (the "Dissenting Shares"), shall not be converted into a right to receive Cash Consideration pursuant to this Section 1.6 but, at the Effective Time, shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares in accordance with the applicable provisions of the California Corporations Code or DGCL, as applicable; provided, however, that if the status of any such Shares as Dissenting Shares shall not be perfected, or if any such Shares shall lose their status as Dissenting Shares, then, as of the later of the Effective Time or the time of the failure to perfect, or loss of, such status, such Shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such Shares) the amount of Cash Consideration as set forth in this Section 1.6, without interest. The Company shall give Parent prompt notice of any written notice of intent to demand, election to demand or demand received by it for appraisal rights, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demand. The Company agrees that, except with the prior written consent of Parent or as required under applicable law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such notice of intent to demand, election to demand or demand for appraisal.

        Section 1.7    Exchange of Certificates.

        (a)  Within four (4) business days following the Effective Time, Parent shall deposit in an account of a bank or trust company designated by Parent, which may in the Parent's sole discretion be Equiserve Trust Company, N.A. (the "Exchange Agent"), in trust for the benefit of the holders of the Shares (other than Dissenting Shares), for exchange or payment in accordance with this Section 1.7, through the Exchange Agent, cash in an amount sufficient for payment of the Cash Consideration.

        (b)  Within two (2) business days after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (as of the record date designated by Board of Directors of the Company) which immediately prior to the Effective Time evidenced the outstanding Shares (other than Dissenting Shares) (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions to effect the surrender of the Certificates in exchange for the Cash Consideration pursuant to Section 1.6 of this Agreement. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, from and after the Effective Time, the holder of such Certificate shall be entitled to receive in exchange therefor a check in the amount that such holder has the right to receive pursuant to the provisions of Section 1.6 of this Agreement, and the Certificate so surrendered shall be canceled. Within one business day after Parent receives oral confirmation from the Secretary of State of the State of Delaware that the Certificate of Merger has been accepted for filing, Parent shall cause the Exchange Agent to release and pay the amounts due to all holders of Certificates who have surrendered their certificates along with their properly executed letters of transmittal prior to the Effective Time. Until surrendered as contemplated by this Section 1.7, each Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender a cash payment pursuant to Section 1.6 of this Agreement. If any Certificate shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition precedent to the making of any cash payment pursuant to this Agreement, require the owner of such lost, stolen or destroyed Certificate to provide an appropriate affidavit of loss and indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate.

        (c)  Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any cash amounts delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

        (d)  Parent, Merger Sub and the Company shall be entitled to deduct and withhold from the Cash Consideration otherwise payable pursuant to this Agreement to any Stockholder, such amounts as Parent, Merger Sub or the Company determines necessary to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign "Tax" (as defined in Section 2.15(a) below) law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Stockholder in respect of which such deduction and withholding was made.

        Section 1.8    Stock Transfer Books.    At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Shares thereafter on the records of the Company.

        Section 1.9    No Further Ownership Rights in Shares.    The Cash Consideration delivered upon the surrender for exchange of the Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

        Section 1.10    Taking of Necessary Action; Further Action.    Each of Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and

Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

        Section 1.11    Stock Options and other Securities.    All options to purchase capital stock of the Company (the "Company Options"), warrants and other rights to purchase capital stock of the Company or any other security of the Company that shall not have been exercised or converted before the Closing Date shall be canceled and extinguished, and shall be of no further force or effect as of the Closing Date. Prior to the Closing Date, the Company shall obtain all necessary consents or releases (i) from holders of Company Options as may be necessary to permit the termination of all outstanding Company Options pursuant to the Agreement and (ii) from holders of any outstanding warrants or any other securities which allow such holders to subscribe for or purchase capital stock of the Company as may be necessary to terminate all such outstanding warrants and other securities pursuant to the Agreement. Notwithstanding anything else set forth in this Section 1.11, the warrant held by Orcland, Inc. and the warrant held by Parent shall not be required to be canceled or extinguished, provided, however, that nothing in this Section 1.11 shall affect the rights of Parent, Merger Sub and Surviving Corporation under Section 8.2(e).

        Section 1.12    Voting Agreement.    Upon execution of this Agreement, the Company shall deliver to Parent a copy of the Voting Agreement in the form of Exhibit 1.12 hereto duly executed and delivered by the Stockholders identified on Schedule 1.12, which Stockholders shall constitute a majority of each class of capital stock of the Company entitled to vote.

        Section 1.13    Material Adverse Effect.    When used in connection with the Company or Parent or any of their respective subsidiaries, the term "Material Adverse Effect" means any event, change, effect or circumstance that, individually or when taken together with all other such events, changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, which (a) has a material adverse effect on the business, assets (including intangible assets), financial condition or results of operations of the Company and the subsidiaries of the Company taken as a whole or the Parent and the subsidiaries of Parent taken as a whole, as the case may be, (b) will materially delay or prevent the consummation of the transactions contemplated hereby; or (c) results in the Company receiving written cancellations or delays of product sales or design wins from its customers, distributors or other resellers that results in the loss of an amount equal to twenty percent (20%) or more of the revenues forecasted by the Company to occur in 2002 or 2003; provided that, in calculating whether the twenty percent (20%) loss of forecasted revenues has occurred, the Company may add forecasted revenues associated with customer orders and design wins that occur subsequent to the date hereof (in the good faith judgment of the Company) to offset any reduction of forecasted revenues associated with the written cancellations or delays of product sales or design wins from the Company's customers; provided, however, any adverse change, effect, occurrence, state of facts or development resulting from (i) general economic conditions affecting the business environment, (ii) the delay or cancellation of orders for the Company's products from customers, distributors or other resellers directly attributable to the announcement of the Merger (except as set forth in (c) above), (iii) the delay or cancellation of orders for the Company's products (including, without limitation, the withdrawal or reduction of design wins) by Sony Corporation or any of its affiliates on or after September 18, 2002, and (iv) compliance with the terms of, or the taking of any action required by, this Agreement shall not be deemed in itself, to constitute, and shall not be taken into account in determining whether there has been or will be, a Material Adverse Effect.

        Section 1.14    Knowledge.    The terms "knowledge" and "known" when not capitalized shall be construed, except as specifically otherwise provided, to qualify the matter referred to as being to the actual knowledge after reasonable inquiry of the executive officers of the party making the statement or representation.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article II are true and correct except as set forth in the written disclosure delivered by the Company to Parent on or prior to the date of this Agreement (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II and the disclosure in any section or subsection shall qualify other sections or subsections in this Article II only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections or subsections.

        Section 2.1    Organization and Qualification; Subsidiaries.    The Company and each of the subsidiaries of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect. The Company and each subsidiary of the Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Material Adverse Effect. Each such jurisdiction is listed on Section 2.1 of the Company Disclosure Schedule. Except as indicated on Section 2.1 of the Company Disclosure Schedule, the Company has no subsidiaries and does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. The Company owns all of the issued and outstanding securities of each entity listed on Section 2.1 of the Company Disclosure Schedule.

        Section 2.2    Certificate of Incorporation and By-laws.    The Company has furnished to Parent a complete and correct copy of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), and By-laws and each of its subsidiaries' charter and By-laws, as amended to date. The Company's Certificate of Incorporation and By-laws and each subsidiary's charter and By-laws are in full force and effect. The Company and each subsidiary of the Company are not in violation of any of the provisions of its Certificate of Incorporation, charter and By-laws, as the case may be.

        Section 2.3    Capitalization.

        (a)  The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock, of which 8,339,775 shares are issued and outstanding, and (ii) 60,000,000 shares of "Preferred Stock," of which 1,026,714 shares have been designated Series A Preferred Stock, all of which are issued and outstanding, 3,509,175 shares have been designated Series B Preferred Stock, all of which are issued and outstanding; 12,000,000 shares have been designated Series C Preferred Stock, of which 8,509,760 shares are issued and outstanding; 2,000,000 shares have been designated Series D Preferred Stock, of which 1,983,237 shares are issued and outstanding; 1,375,000 shares have been designated Series E-1 Preferred Stock, of which 1,000,000 shares are issued and outstanding; 1,000,000 shares have been designated Series E-2 Preferred Stock, all of which are issued and outstanding; 2,500,000 shares have been designated Series E-3 Preferred Stock, of which 1,377,645 shares are issued and outstanding; 1,739,131 shares have been designated Series E-4 Preferred Stock, all of which are issued and outstanding; 833,334 shares have been designated Series E-5 Preferred Stock, all of which are issued and outstanding; and 8,064,517 shares have been designated Series E-6 Preferred Stock, of which 4,471,606 shares are issued and outstanding. No shares of Company Common Stock or Preferred Stock are held in the Company's treasury. The Common Stock and Preferred Stock is held of record by the Persons with the addresses of record and in the amounts set forth on Section 2.3(a) of the Company Disclosure Schedule. Section 2.3(a) of the Company Disclosure Schedule also indicates for each Stockholder whether any shares of Common Stock or Preferred Stock held by such Stockholder are subject to a repurchase right in favor of the Company, the lapsing schedule for any such restricted shares, including the extent to which any such repurchase right has lapsed as of the date of this Agreement and whether (and to what extent) the lapsing will be accelerated by the transactions contemplated by this Agreement. Except as set forth on Section 2.3(a) of the Company Disclosure Schedule, all outstanding shares of Common Stock and Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or By-laws of the Company or any agreement to which the Company is a party or by which it is bound. All preferential rights of the Preferred Stock in connection with the sale of substantially all of the assets of the Company or a merger involving the Company are set forth in the Certificate of Incorporation of the Company. All issued and outstanding shares of Common Stock and Preferred Stock have been offered, sold and delivered by the Company in compliance with applicable federal and state securities laws. There are no shares of capital stock of the Company other than as set forth on Section 2.3(a) of the Company Disclosure Schedule.

        (b)  The Company has reserved 12,330,000 shares of Common Stock for issuance to employees and consultants under the Company's stock option plans (the "Company Stock Plans"), of which (i) 7,143,437 shares of Common Stock are subject to outstanding, unexercised options, (ii) none of the shares are subject to outstanding unexercised Purchase Rights (as defined below) and (iii) 2,944,109 shares of Common Stock remain available for future grant. The Company has reserved 241,933 shares of Series C Preferred Stock for issuance upon the exercise of warrants to purchase the Company's Series C Preferred Stock. Section 2.3(b) of the Company Disclosure Schedule sets forth the name of the holder of each warrant, the domicile or business address of such holder, the date of grant or issuance of such warrant, the number of shares and series of Preferred Stock subject to such warrant, the exercise price of such warrant and the vesting schedule for such warrant, including the extent vested to the date of this Agreement and whether and to what extent the exercisability of such warrant will be accelerated and become exercisable as a result of the transactions contemplated by this Agreement. Except as otherwise set forth on Section 2.3(b) of the Company Disclosure Schedule, there are no options, warrants, calls, rights, exchangeable or convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to (i) issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Common Stock or Preferred Stock or (ii) grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, exchangeable or convertible securities, commitment or agreement (collectively, "Purchase Rights"). All issued and outstanding options to purchase Common Stock and Preferred Stock have been offered, issued and delivered in compliance with applicable federal and state securities laws. All outstanding Purchase Rights and options to purchase shares of Common Stock and/or Preferred Stock shall have been cancelled and/or terminated before the Closing Date in accordance with their respective terms other than warrants held by Orcland Inc. and Parent.

        (c)  All of the outstanding shares of capital stock of each of the Company's subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances.

        Section 2.4    Authority.    The Company has all requisite corporate power and authority to execute and deliver this Agreement and each agreement required to be delivered in connection with this Agreement to which it is a party and which is listed on Section 2.4 of the Company Disclosure Schedule (the "Transaction Documents") and to perform its obligations under and consummate the transactions contemplated by this Agreement and the Transaction Documents, subject only to the requisite approval of an Amended and Restated Certificate of Incorporation, the Merger and the terms of this Agreement by the Stockholders. The only votes required of the Stockholders are (i) to duly approve the Merger and the terms of this Agreement by the affirmative vote by written consent or at a meeting duly called and held for such purpose of such number of shares as would constitute as of the record date for such meeting (a) the requisite vote of the outstanding shares of Common Stock, and (b) the requisite vote of the outstanding shares of Preferred Stock, and (ii) to duly approve an Amended and Restated Certificate of Incorporation by the affirmative vote by written consent or at a meeting duly called and held for such purpose of such number of shares as would constitute as of the record date for such meeting (a) the requisite vote of the outstanding shares of Common Stock, and (b) the requisite vote of the outstanding shares of each series of Preferred Stock, in each case, with each share of Preferred Stock being entitled to a number of votes equal to the number of whole shares of Common Stock into which such shares of Preferred Stock could be converted on the record date for the vote, which is one share of Common Stock for each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock. Each share of Series D Preferred Stock, Series E-1 Preferred Stock, Series E-2 Preferred Stock, Series E-3 Preferred Stock, Series E-4 Preferred Stock and Series E-5 Preferred Stock shall vote on an as converted to Common Stock basis and shall be convertible into approximately 1.056, 1.063, 1.070, 1.086, 1.086 and 1.090 shares of Common Stock, respectively; provided, that, all shares of Preferred Stock held by a Stockholder shall be aggregated for the purposes of determining the number of whole shares into which any Preferred Stock may be converted. No vote or other action is required to be taken by or on behalf of any subsidiary of the Company to duly approve the Merger or the terms of this Agreement. The Company's Board of Directors, at a meeting duly called and held, has (i) determined that the Merger is fair to, and in the best interests of, the Company and the Stockholders, (ii) approved this Agreement, the Merger, the Transaction Documents and the other transactions contemplated by this Agreement and the Transaction Documents and (iii) resolved to recommend to the Stockholders of the Company that they adopt and approve this Agreement, the Merger, the Transaction Documents and all the transactions contemplated by this Agreement and the Transaction Documents. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and the Merger Sub, constitutes, and each of the Transaction Documents, when duly executed and delivered by the Company will constitute, the legal, valid and binding obligation of the Company, enforceable in accordance with its respective terms, except that the enforcement hereof or thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). The Company has complied with, or has taken all actions necessary to render inapplicable, any state takeover statute or similar statute or regulation applicable to the Merger, this Agreement, the Transaction Documents and the transactions contemplated by this Agreement and the Transaction Documents.

        Section 2.5    No Conflict, Required Filings and Consents.

        (a)  The execution and delivery of this Agreement and the Transaction Documents by the Company does not, and the performance of this Agreement and the Transaction Documents by the Company and the consummation of the transactions contemplated will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of the Company or the charter or By-laws of any of its subsidiaries, (ii) violate in any material respect any federal, foreign, state, provincial or local law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or any of its subsidiaries or by which its or their properties are bound or affected, or (iii) except as indicated on Section 2.5(a) of the Company Disclosure Schedule, result in any violation or breach of, or constitute a default under (or an event that with notice or lapse of time or both would become a default under), or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of (any such event, a "Conflict"), or result in the creation of a security interest, lien, claim, pledge, agreement, charge or any other encumbrance (collectively, "Liens") on any of the properties or assets of the Company or any of its subsidiaries pursuant to any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of its or their properties are bound, except, with respect to clauses (ii) and (iii) above, as indicated on Section 2.5(a) of the Company Disclosure Schedule.

        (b)  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") is required by or with respect to the Company or any subsidiary of the Company in connection with the execution and delivery of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), and (iii) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on Section 2.5(b) of the Company Disclosure Schedule.

        Section 2.6    Compliance; Permits.

        (a)  The Company and each subsidiary of the Company is not in conflict with, or in default or violation of, (i) any Law applicable to the Company, (ii) any note, bond, mortgage, indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or its properties is bound or affected or (iii) any judgment, order or injunction, except in each case described in subsection (i), (ii) and (iii) where such conflict, default or violation would not have a Material Adverse Effect.

        (b)  Section 2.6(b) of the Company Disclosure Schedule accurately lists each material consent, license, permit, grant or other authorization issued to the Company or any subsidiary of the Company by a Governmental Entity (i) pursuant to which the Company or any subsidiary of the Company currently operates or holds any interest in any of its respective properties or (ii) which is required for the operation of its respective business or the holding of any such interest (the "Company Permits"). The Company Permits are in full force and effect and constitute all Company Permits required to permit the Company and its subsidiaries to operate or conduct their businesses or hold any interest in their respective properties or assets.

        Section 2.7    Financial Statements.    The Company has previously delivered to Parent the audited balance sheets of the Company as of December 31, 1999, December 31, 2000 and December 31, 2001 and the related audited statements of operations and cash flows for the years ended December 31, 1999, December 31, 2000 and December 31, 2001, all audited by PricewaterhouseCoopers, LLP, the Company's independent public accountants (the "Audited Financial Statements"). The Audited Financial Statements present fairly, in all material respects, the financial position of the Company and its subsidiaries as of the dates thereof and their results of operations and cash flows for the periods then ended in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods then ended. The balance sheet included in the Audited Financial Statements (including any related notes) (the "Company Balance Sheet") presents fairly, in all material respects, the financial position of the Company as of December 31, 2001 (the "Balance Sheet Date") and the statement of operations included in the Audited Financial Statements (including any related notes) presents fairly the results of operations of the Company for the year ended December 31, 2001, in conformity with GAAP applied on a consistent basis throughout the periods then ended. The Company has also previously delivered to Parent the unaudited statement of operations of the Company and its subsidiaries for the eight months ended August 31, 2002 and the unaudited balance sheet of the Company and its subsidiaries as of August 31, 2002 (collectively, the "Unaudited Financial Statements;" and together with the Audited Financial Statements, collectively the "Financial Statements"). The balance sheet included in the Unaudited Financial Statements (including any related notes) presents fairly, in all material respects, the financial position of the Company as of August 31, 2002 and the statement of operations included in the Unaudited Financial Statements (including any related notes) presents fairly, in all material respects, the results of operations of the Company for the eight months ended August 31, 2002, in each case in accordance with GAAP, consistently applied, except as otherwise stated therein (or in any related notes) and except for the lack of footnotes and subject to normal audit adjustments which are not material in amount.

        Section 2.8    Absence of Certain Changes or Events.    Except as set forth in Section 2.8 of the Company Disclosure Schedule or as contemplated by the Transaction Documents, since the Balance Sheet Date through and including the date hereof and other than in the ordinary course of business there has not been, occurred or arisen any:

        (a)  amendments or changes to the Certificate of Incorporation or By-laws (or other comparable document) of the Company or any subsidiary;

        (b)  capital expenditure or capital commitment by the Company or any subsidiary of $50,000 in any individual case or $100,000 in the aggregate (other than commitments to pay expenses incurred in connection with this transaction);

        (c)  destruction of, significant damage to or loss of any material assets, business, customer, supplier, distribution partner or alliance partner of the Company or any subsidiary (whether or not covered by insurance);

        (d)  work stoppage, labor strike or other labor trouble, or any action, suit, claim, or employment and/or labor dispute or grievance relating to any employment, labor, safety or discrimination matter involving the Company or any subsidiary, including, without limitation, charges of wrongful discharge or other unlawful labor practices or actions;

        (e)  material change in "Tax" (as defined in Section 2.15(a) below) or financial accounting methods or practices (including any change in depreciation or amortization policies or rates) or any making of a Tax election or change of any existing election by the Company or any subsidiary;

        (f)    revaluation by the Company or any subsidiary of any of its respective assets;

        (g)  declaration, setting aside or payment of a dividend or other distribution with respect to any capital stock of the Company or any subsidiary, or any direct or indirect redemption, purchase or other acquisition by the Company or any subsidiary of any capital stock of the Company or subsidiary (other than the repurchase of shares of capital stock from employees, officers, directors, consultants or other persons performing services for the Company, pursuant to agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment as set forth in Section 2.8(g) of the Company Disclosure Schedule);

        (h)  increase or decrease in the salary or other compensation payable or to become payable by the Company or any subsidiary to any of its respective officers, directors, employees or advisors, including, but not limited to, the modification of any existing compensation or equity arrangements with such individuals (which modification may include the amendment of any vesting terms related to stock options to purchase Common Stock held by such individuals) other than salary increases in connection with annual salary reviews consistent with past practices and in no event in excess of five percent per individual, or the declaration, payment or commitment or obligation of any kind for the payment, by the Company or any subsidiary, of a bonus or other additional salary or compensation to any such Person;

        (i)    agreement, contract, covenant, instrument, lease, sub-lease, license or commitment to which the Company or any subsidiary is a party or by which it or any of its material assets is bound or any termination, extension, amendment or modification of the terms of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company or any subsidiary is a party or by which it or any of its assets is bound, except in the ordinary course of business and consistent with past practices;

        (j)    sale, lease, license or other disposition of any material assets or properties of the Company or any subsidiary, or creation of any lien or security interest in such assets or properties, except in the ordinary course of business and consistent with past practices;

        (k)  loan by the Company or any subsidiary to any Person; the incurring by the Company or any subsidiary of any indebtedness; guarantee by the Company or any subsidiary of any indebtedness, issuance or sale of any debt securities of the Company or any subsidiary; or guarantee of any debt securities of others, except for advances to employees for travel and business expenses or extensions of trade credit to customers in the ordinary course of business on customary terms and consistent with past practices;

        (l)    waiver or release of any right or claim of the Company or any subsidiary, including any write-off or other compromise of any account receivable of the Company or any subsidiary;

        (m)  (i) sale by the Company or any subsidiary of the Company of any "Company Intellectual Property" (as defined in Section 2.17 below) or the entering into of any license agreement (other than customer agreements or end-user license agreements entered into by the Company or any subsidiary in the ordinary course of business consistent with past practices involving consideration payable in any 12 month period less than $50,000), distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Company Intellectual Property with any Person or with respect to the "Intellectual Property" (as defined in Section 2.17 below) of any Person, (ii) purchase or other acquisition of any Intellectual Property (other than Commercial Software Rights (as defined in Section 2.17 below)) or the entering into of any license agreement, distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Intellectual Property (other than Commercial Software Rights) of any Person, (iii) change in pricing or royalties set or charged by the Company or any subsidiary to its respective customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company or any subsidiary, or (iv) any event or act that could result in the material diminution, termination or forfeiture of any of the Company Intellectual Property whether or not as a result of the transactions contemplated by this Agreement.

        (n)  except as set forth on Section 2.3(b) of the Company Disclosure Schedule, issuance or sale by the Company or any subsidiary of any capital stock of the Company, capital stock of any subsidiary or Purchase Rights or any amendment of any existing equity arrangement;

        (o)  forgiveness of any outstanding indebtedness;

        (p)  event, occurrence, change, effect or condition of any character that has had or could be reasonably expected to have a Material Adverse Effect on the Company; or

        (q)  agreement by the Company or any subsidiary or any of their respective officers or employees to do any of the things described in the preceding clauses (a) through (p) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

        Section 2.9    No Undisclosed Liabilities.    Except as set forth in Section 2.9 of the Company Disclosure Schedule, neither the Company nor any subsidiary has any material liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which (i) has not been fully disclosed, reflected or reserved against in the Company Balance Sheet or the Audited Company Financial Statements or (ii) has not arisen in the ordinary course of the Company's business consistent with past practices since the Balance Sheet Date.

        Section 2.10    Absence of Litigation.    Except as disclosed in Section 2.10 of the Company Disclosure Schedule, there are no material claims, actions, suits or proceedings pending against (or any basis therefor), and to the knowledge of the Company, threatened against the Company or any of its subsidiaries, directors or officers or any properties or rights of the Company or its subsidiaries, or any events of which the Company is aware which may give rise to any such claims, actions, suits, proceedings or investigations, before any federal, foreign, state or provincial court, arbitrator or Governmental Entity. The foregoing sentences include, without limiting their generality, actions pending or threatened involving the prior employment or engagement of any of the Company's officers or employees or their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers or to any other person.

        Section 2.11    Employee Benefit Plans.

        (a)  For purposes of this Agreement, the following terms shall have the meanings set forth below:

            (i)  "Benefit Arrangement" means an employment, severance or similar contract, arrangement or policy (written or oral) and each plan or arrangement providing for severance, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, phantom stock, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits or any co-employment agreement that (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by the Company or any of its ERISA Affiliates and (iii) covers any Employee of the Company;

          (ii)  "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

          (iii)  "DOL" shall mean the United States Department of Labor;

          (iv)  "Employee" shall mean any current, former, or retired employee, officer, or director of the Company or any ERISA Affiliate;

          (v)  "Employee Plan" shall refer to each "employee benefit plan", within the meaning of Section 3(3) of ERISA that (a) is subject to any provision of ERISA and (b) is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee;

          (vi)  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

        (vii)  "ERISA Affiliate" shall mean any Person under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder;

        (viii)  "IRS" shall mean the Internal Revenue Service;

          (ix)  "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) that is a "multiemployer plan", as defined in Section 3(37) of ERISA; and

          (x)  "Pension Plan" shall refer to each Employee Plan which is an "employee pension benefit plan", within the meaning of Section 3(2) of ERISA.

        (b)  Section 2.11(b) of the Company Disclosure Schedule contains an accurate and complete list of each Employee Plan and each Benefit Arrangement. Except with respect to the 2001 Employee Retention Plan, none of the Company or any of its ERISA Affiliates has any plan, intention or commitment to establish or enter into any new Employee Plan or Benefit Arrangement, or to modify any Employee Plan or Benefit Arrangement (except to the extent required by law).

        (c)  The Company has provided to Parent (i) correct and complete copies of all documents embodying or relating to each Employee Plan and each Benefit Arrangement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Employee Plan; (iii) the most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Employee Plan or Benefit Arrangement; (iv) if the Employee Plan or Benefit Arrangement is funded, the most recent annual and periodic accounting of plan assets; (v) the most recent summary plan description together with any applicable summary of material modifications, if any with respect to each Employee Plan; (vi) all IRS determinations, opinions, notifications and advisory letters and rulings relating to Employee Plans and copies of all applications and correspondence to or from the IRS, DOL or any other governmental agency with respect to any Employee Plan or Benefit Arrangement; (vii) all material written agreements and contracts relating to each Employee Plan or its related trust, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all material communications relating to any Employee Plan or Benefit Arrangement and any proposed employee benefit plans which would materially increase the Company's aggregate liability thereunder; (ix) a copy of the most recent COBRA forms and related notices; (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries of each Employee Plan; (xi) 401(k) non-discrimination tests, if any, for the most recent plan year; and (xii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses, if any, prepared in connection with each Employee Plan.

        (d)  Except as set forth on Section 2.11(d) of the Company Disclosure Schedule, (i) each Employee Plan and Benefit Arrangement has been established and maintained in accordance with its terms and in compliance in all material respects with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (ii) each Employee Plan intended to qualify under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date and has received a favorable determination or opinion letter from the IRS with respect to its qualified status under the Code; (iii) no non-exempt "prohibited transaction", within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against or involving any Employee Plan or Benefit Arrangement; and (v) each Employee Plan and Benefit Arrangement (excluding individual employment agreements) can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to the Company, Parent or any of its Affiliates (other than for benefits accrued thereunder or ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS or DOL with respect to any Employee Plan or Benefit Arrangement; and (vii) neither the Company nor any ERISA Affiliate is subject to any material penalty or tax with respect to any Employee Plan or Benefit Arrangement.

        (e)  The Company and each ERISA Affiliate does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

        (f)    At no time has the Company or any ERISA Affiliate maintained or contributed to any Multiemployer Plan.

        (g)  No Employee Plan or Benefit Arrangement provides, or has any liability to provide, life insurance, medical or other welfare benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and neither the Company nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee that such Employee would be provided with such benefits.

        (h)  No tax under Section 4980B or Section 4980D of the Code has been incurred with respect to any Employee Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

        (i)    Except as set forth in Section 2.11(i) of the Company Disclosure Schedule, no Employee will become entitled to any material bonus, retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby.

        Section 2.12    Employment and Labor Matters.

        (a)  Section 2.12(a) of the Company Disclosure Schedule sets forth a true and complete list of the names, titles, annual salaries, fees and other compensation (including bonus amounts, if any) of all directors, employees and consultants of the Company and each subsidiary. The Company and each subsidiary (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees (including any immigration laws with respect to the same); (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or, to the Company's knowledge, threatened claims or actions against the Company or any subsidiary under any workers compensation policy or long-term disability policy. Each Person who is acting or has acted on or before the Closing Date as a consultant or service provider to the Company or any subsidiary is acting or acted as an "independent contractor" and could not, based on the facts and circumstances of his consultancy, reasonably be deemed to be or have been "employed" with the Company or any subsidiary. Section 2.12(a) of the Company Disclosure Schedule also sets forth all outstanding offers of employment, whether written or oral, made to any employee or prospective employee, which offer has not been rejected by the offeree.

        (b)  No officer, employee or consultant of the Company or any subsidiary is obligated under any contract or agreement or subject to any judgment, decree or order of any court or administrative agency that would interfere with such Person's efforts to promote the interests of the Company or any subsidiary or that would interfere with the Company's or any subsidiary's business. None of the execution, delivery or performance of this Agreement by the Company, nor the carrying on of the Company's or any subsidiary's respective business as presently conducted nor, to the Company's knowledge, any activity of the officers, directors, employees or consultants of the Company or any subsidiary in connection with the carrying on of the Company's or any subsidiary's respective business as presently conducted, will conflict with or result in a material breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees or consultants is now bound.

        (c)  No work stoppage or labor strike against the Company or any subsidiary is pending or, to the Company's knowledge, threatened. Neither the Company nor any subsidiary is involved in or, to the Company's knowledge, threatened with, and the Company is not aware of any basis for, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, could, individually or in the aggregate, result in any material liability to the Company or any subsidiary. Neither the Company nor any subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act which could, individually or in the aggregate, directly or indirectly result in any material liability to the Company or any subsidiary. To the Company's knowledge, there are no activities or proceedings of any labor union to organize any employees. Neither the Company nor any subsidiary is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any subsidiary.

        Section 2.13    Restrictions on Business Activities.    There is no agreement or judgment, injunction, order or decree binding upon the Company or any subsidiary of the Company which has or could reasonably be expected to have the effect of materially prohibiting or impairing any business practice of the Company or any subsidiary of the Company, any acquisition of property by the Company or any subsidiary of the Company or the conduct of business by the Company or any subsidiary of the Company as currently conducted or as proposed to be conducted by the Company or any subsidiary of the Company. Without limiting the foregoing, neither the Company nor any subsidiary of the Company has entered into (i) any agreement under which the Company or any subsidiary of the Company is restricted from selling, licensing or otherwise distributing any of its respective products or services to any class of customers, in any geographic area, during any period of time or in any segment of the market, or (ii) any agreement or understanding which could result in the diminution, termination or forfeiture of any of the Company Intellectual Property.

        Section 2.14    Title to Property; Absence of Liens and Encumbrances.

        (a)  Neither the Company nor any subsidiary of the Company owns any real property, nor has ever owned any real property. Section 2.14(a) of the Company Disclosure Schedule sets forth a list of all real property currently leased or subleased by the Company or any subsidiary of the Company, the name of the lessor/sublessor and the date of the lease/sublease and each amendment thereto and with respect to any current lease or sublease, the aggregate annual rent. All such current leases or subleases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases or subleases, any existing default or event of default with respect to the Company as defined in such leases or subleases (or event which with notice or lapse of time, or both, would constitute a default with respect to the Company). Neither the operations of the Company, nor the operations of any subsidiary of the Company, on such real property, nor such real property, including improvements thereon, violate any applicable building code, zoning requirement, or classification, or pollution control ordinance or statute relating to the particular property or such operations, and such non-violation is not dependent, in any instance, on so-called non-conforming use exceptions.

        (b)  The Company and each of the subsidiaries of the Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its respective tangible properties and assets, real, personal and mixed, used or held for use in its respective business, free and clear of any Liens, except as reflected in the Audited Financial Statements and such Liens, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

        (c)  All facilities, machinery, equipment, fixtures, vehicles, and other properties owned, leased or used by the Company or any subsidiary of the Company are (i) adequate for the conduct of the business of the Company and the subsidiaries of the Company as currently conducted and (ii) in good operating condition, subject to normal wear and tear, and fit and usable for the purposes for which they are being used.

        (d)  There are no developments affecting, or to the Company's knowledge, threatening to affect, any of the leased or subleased properties listed in Section 2.14(a) of the Company Disclosure Schedule or any of the Company's properties or assets or, to the knowledge of the Company threatened, which might materially detract from the value of such property or assets, interfere with any present or intended use of any such property or assets or adversely affect the marketability of such properties or assets such as to cause, individually or in the aggregate, a Material Adverse Effect.

        (e)  There are no developments affecting, or to the Company's knowledge, threatening to affect, any of the Company Intellectual Property, which might materially diminish or detract from the value of such Company Intellectual Property, interfere with any present or intended use of any such Company Intellectual Property or adversely affect the marketability of such properties or assets such as to cause, individually or in the aggregate, a Material Adverse Effect.

        (f)    The equipment owned by the Company and each subsidiary of the Company (other than equipment which does not have in the aggregate a fair market value of $5,000) has no material defects, is in good operating condition and repair (ordinary wear and tear excepted), and is substantially adequate for the uses to which it is being put.

        (g)  Neither the Company nor any subsidiary of the Company has sold or otherwise released for distribution any of its respective customer files and other customer information relating to the current and former customers of the Company and the subsidiaries of the Company (the "Company Customer Information"). Except for information as provided to sales representatives (which information is subject to a customary non-disclosure agreement), no Person other than the Company and the subsidiaries of the Company possesses any claims or rights with respect to use of the Company Customer Information.

        Section 2.15    Taxes and Other Returns and Reports.

        (a)  The term "Taxes" as used herein means all federal, state, local and foreign income, net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, registration, capital profits, capital stock, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, real property, personal property, environmental (including taxes under Section 59A), windfall profit, social security (or similar), unemployment, disability and other taxes, customs duties, and other governmental fees, assessments, and charges of any kind whatsoever (including liabilities for Taxes initially asserted against another Person that are incurred or borne as a transferee or successor, or by contract, or otherwise), together with all interest, penalties, additions to tax and additional amounts with respect thereto, whether disputed or not, and the term "Tax" means any one of the foregoing Taxes. The term "Tax Returns" as used herein means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof, and the term "Tax Return" means any one of the foregoing Tax Returns.

        (b)  The Company and its subsidiaries have timely filed all Tax Returns in all material respects required to be filed and have timely paid all Taxes owed (whether or not shown or required to be shown on such Tax Returns). The Company and its subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to employees, creditors, Stockholders, independent contractors, and other parties. All Tax Returns filed by the Company and its subsidiaries were complete and correct in all material respects, and such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status and other matters of the Company and its subsidiaries and any other information required to be shown thereon. None of the Tax Returns filed by the Company or any of its subsidiaries or Taxes payable by the Company or any of its subsidiaries have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Governmental Entity, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the knowledge of the Company or any of its subsidiaries, threatened. No officer (or employee responsible for Tax Matters) of the Company or its subsidiaries expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no claim or dispute concerning any Tax Liability of the Company or its subsidiaries, either (i) claimed or raised by any authority in writing, or (ii) as to which any of the officers (and including employees responsible for Tax Matters) of the Company and its subsidiaries has knowledge based upon personal contact with any agent of such authority. Neither the Company nor any of its subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return, and neither the Company nor any of its subsidiaries has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. All material elections with respect to Taxes affecting the Company or any of its subsidiaries, as of the date hereof, are set forth in the Financial Statements. None of the Tax Returns filed by the Company or any of its subsidiaries contain a disclosure statement under former Section 6661 of the Code or Section 6662 of the Code (or any similar provision of state, local or foreign Tax law). The Company and its subsidiaries have not taken any position on their respective Tax Returns for which a penalty could be imposed under former Section 6661 of the Code or Section 6662 of the Code and for which a penalty could have been avoided by the filing of a disclosure statement.

        (c)  Neither the Company nor any of its subsidiaries is a party to any Tax sharing agreement or similar arrangement or any indemnification agreement or similar arrangement with respect to Taxes. Neither the Company nor any of its subsidiaries has been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary, or other affiliated group Tax Return for state, local, or foreign Tax purposes (other than a group the common parent of which is the Company), and neither the Company nor any of its subsidiaries has any liability for the Taxes of any Person (other than the Company or its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law), or as a transferee or successor, or by contract, or otherwise. Neither the Company nor any of its subsidiaries is a party to any joint venture, partnership, limited liability company or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

        (d)  Neither the Company nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payments" within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) any amount for which a deduction would be disallowed or deferred under Section 162 or Section 404 of the Code. Neither the Company nor any of its subsidiaries has agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign law) by reason of a change in accounting method or otherwise, and neither the Company nor any of its subsidiaries will be required to make any such adjustment as a result of the transactions set forth in this Agreement. Neither the Company nor any of its subsidiaries has, nor has had, a permanent establishment or other taxable presence in any foreign country, as determined under applicable foreign law or any applicable Tax treaty or convention between the United States and such foreign country. None of the assets of the Company or any of its subsidiaries is property which is required to be treated as being owned by any other Person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code. None of the assets of the Company or any of its subsidiaries directly or indirectly secures any debt, the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of the Company or any of its subsidiaries are "tax-exempt use property" within the meaning of Section 168(h) of the Code. No claim has ever been made by any Governmental Entity in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns that the Company or any of its subsidiaries is or may be subject to Tax in that jurisdiction. Neither the Company nor any of its subsidiaries have participated in an international boycott as defined in Section 999 of the Code. None of the shares of outstanding capital stock of the Company or any of its subsidiaries is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code. Neither the Company nor any of its subsidiaries have filed a consent pursuant to Section 341(f) of the Code, relating to collapsible corporations.

        (e)  Neither the Company nor any of its subsidiaries is, or has been at any time, a "United States real property holding corporation" (as defined in Section 897(c)(2) of the Code). Neither the Company nor any of its subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property. Neither the Company nor any of its subsidiaries has any net operating losses or other tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations (other than limitations imposed as a result of the transactions contemplated pursuant to this Agreement). Neither the Company nor any of its subsidiaries has ever been either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to qualify as a tax-free transaction pursuant to, Section 355 of the Code. Neither the Company nor any of its subsidiaries has ever (i) made an election under Section 1362 of the Code to be treated as an S corporation for federal income tax purposes or (ii) made a similar election under any comparable provision of any state, local or foreign Tax law. Neither the Company nor any of its subsidiaries has ever been a "personal holding company" within the meaning of Section 542 of the Code. Neither the Company nor any of its subsidiaries owns, directly or indirectly, any interests in an entity that has been or would be treated as a "passive foreign investment company" within the meaning of Section 1297 of the Code or as a "controlled foreign corporation" within the meaning of Section 957 of the Code.

        (f)    There are no material liens for Taxes (other than for ad valorem Taxes not yet due and payable) upon the assets of the Company or any of its subsidiaries. The unpaid Taxes of the Company and any of its subsidiaries did not, as of the Company Balance Sheet Date, exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Company Balance Sheet, and will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with reasonable past custom and practice of the Company and any of its subsidiaries. Neither the Company nor any of its subsidiaries will incur any material liability for Taxes from the date of this Agreement through the Closing Date other than in the ordinary course of business and consistent with reasonable past practice, and neither the Company nor any of its subsidiaries will incur any Taxes as a result of the transactions contemplated by this Agreement. Section 2.15(f) of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company or any of its subsidiaries. Section 2.15(f) of the Company Disclosure Schedule hereto lists all Tax Returns filed with respect to the Company or any of its subsidiaries for taxable periods ended on or after December 31, 1996. The Company has delivered or made available to Parent correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its subsidiaries since December 31, 1998.

        (g)  No adjustment relating to any Tax Return filed by the Company or any of its subsidiaries has been proposed formally or informally by any Governmental Entity to the Company or any of its subsidiaries, or any representative thereof which was not resolved more than three years prior to the date of this Agreement to the satisfaction of the relevant Governmental Entity.

        Section 2.16    Environmental Matters.

        (a)  Except in material compliance with applicable law, and where such activities give rise to liability pursuant to any applicable environmental law that would have a material adverse effect on the Company, neither the Company nor any subsidiary of the Company has: (i) operated any underground storage tanks at any property that the Company or any subsidiary of the Company has at any time owned, operated, occupied or leased; or (ii) released any material amount of any substance that has been designated by any governmental entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the federal Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "Hazardous Material"), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present in material amounts, as a result of the actions of the Company or any subsidiary of the Company, or, to the Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any subsidiary of the Company has at any time owned, operated, occupied or leased, the presence of which would result in a Material Adverse Effect.

        (b)  To the best knowledge of the Company, neither the Company nor any subsidiary of the Company has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law, which violation would result in a Material Adverse Effect, nor has the Company or any subsidiary of the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities") in violation of any law, rule, regulation, treaty or statute promulgated by any governmental entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity, which violation would result in liability that would have a Material Adverse Effect on the Company.

        (c)  The Company and each of its subsidiaries currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's and the subsidiaries Hazardous Material Activities and other businesses of the Company and the subsidiaries as such activities and businesses are currently being conducted, the lack of which would material and adversely affect the business, properties or financial condition of the Company.

        (d)  No action, proceeding, investigation, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Company's knowledge, threatened, concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any subsidiary of the Company that would result in a Material Adverse Effect. The Company is not aware of any fact or circumstance which could reasonably be expected to involve the Company or any subsidiary of the Company in any environmental litigation or impose upon the Company or any subsidiary of the Company any environmental liability that would have a Material Adverse Effect.

        Section 2.17    Intellectual Property.    For the purposes of this Agreement, the following terms have the following definitions:

        "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know how, computer software programs (in both source code and object code form), technology, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vii) all databases and data collections and all rights therein throughout the world; (viii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (ix) all Web addresses, sites and domain names; and (x) any similar or equivalent rights to any of the foregoing anywhere in the world.

        "Commercial Software Rights" shall mean commercially available software programs generally available to the public which have been licensed to the Company or any subsidiary of the Company pursuant to end-user licenses and which are lawfully used in the business of the Company or any subsidiary of the Company, but are in no way a component of or incorporated in any products of the Company or any subsidiary of the Company or any related Company Intellectual Property.

        "Company Intellectual Property" shall mean any Intellectual Property (other than Commercial Software Rights) that (a) is owned by, (b) is licensed to, (c) was developed or created by or for, or (d) is rightfully used in the business of, the Company or any subsidiary of the Company as currently conducted and as proposed to be conducted.

        "Registered Intellectual Property" shall mean all United States and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) Internet domain name registrations and network number registrations; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public authority.

        "Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any subsidiary of the Company.

        (a)  Section 2.17(a) of the Company Disclosure Schedule sets forth a complete list of all Company Registered Intellectual Property and specifies the jurisdictions in which such Company Registered Intellectual Property has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Section 2.17(a) of the Company Disclosure Schedule also sets forth a complete list of any requests the Company or any subsidiary of the Company has received to make any such registration, including the identity of the requestor and the item requested to be so registered and the jurisdiction for which such request has been made.

        (b)  Section 2.17(b) of the Company Disclosure Schedule sets forth a complete list of all material licenses, sublicenses and other agreements to which the Company or any subsidiary of the Company is a party (other than (i) licenses and agreements with customers of the Company and any subsidiary of the Company in the ordinary course of business and consistent with past practice or (ii) license or agreements which have expired) and pursuant to which the Company or any subsidiary of the Company has authorized any other Person to use any Company Intellectual Property, and includes the date thereof and identity of all parties thereto.

        (c)  Section 2.17(c) of the Company Disclosure Schedule sets forth any material agreement (other than those agreements which have expired) pursuant to which a third party, other than its employees (so long as such employees have licensed or transferred any Intellectual Property to the Company), has licensed or transferred any Intellectual Property to the Company or any subsidiary of the Company (other than licenses of Commercial Software Rights) and includes the date thereof and identity of all parties thereto.

        (d)  Except as set forth in Section 2.17(d) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will not cause the Company or any subsidiary of the Company to be in violation or default under any material license, sublicense or agreement listed on, or which should be listed on, Section 2.17(b) of the Company Disclosure Schedule or Section 2.17(c) of the Company Disclosure Schedule, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement, nor result in the diminution, termination or forfeiture of any of the Company Intellectual Property.

        (e)  Except as set forth in Section 2.17(e) of the Company Disclosure Schedule, neither the Company nor any subsidiary of the Company has been sued or charged as a defendant in any claim, suit, action, or proceeding which involves a claim of infringement of any Intellectual Property of any third party (including any claim that the Company or any subsidiary of the Company must license or refrain from using any Intellectual Property rights of any third party) and which has not been finally terminated prior to the date hereof nor does the Company have any knowledge of any such charge or claim or any infringement liability with respect to, or infringement or violation by, the Company or any subsidiary of the Company of any Intellectual Property of another. No Company Intellectual Property or product of the Company or any subsidiary of the Company is subject to any outstanding decree, order, judgment or stipulation restricting in any manner the manufacture, use sale or the licensing of products by the Company or any subsidiary of the Company.

        (f)    Each item of Company Registered Intellectual Property is valid and subsisting. All necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.

        (g)  The Company or a subsidiary of the Company is (i) the sole and exclusive owner of, with all right, title, and interest in and to, each item of Company Intellectual Property, free and clear of any Lien, or (ii) a licensee under valid licenses (and neither the Company nor any subsidiary of the Company is contractually obligated to pay any compensation other than licensing fees and royalties set forth in the applicable license and on Section 2.17(g) of the

Company Disclosure Schedule to any third party in respect thereof) for the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Intellectual Property is being used. Except as set forth on Section 2.17(g) of the Company Disclosure Schedule, no Company Intellectual Property is subject to any restrictions with respect to its use, modification or distribution that would require the Company to make publicly and freely available any Company Intellectual Property. Except as set forth in Section 2.17(g) of the Company Disclosure Schedule, neither the Company (nor any subsidiary of the Company) makes, uses, sells or offers to sell, nor is licensed to make, use, sell or offer to sell, and none of its respective products include or incorporate, any software distributed free of charge on a trial basis for which a paid license would be required by the Company. Except as otherwise disclosed herein, none of the Company's or any subsidiary's products include or incorporate any software whose ownership has been retained by a third party who controls its distribution, modification, performance, display, or other use.

        (h)  To the extent that any Company Intellectual Property has been developed or created by a third party or an employee for the Company or any subsidiary of the Company, the Company or such subsidiary of the Company has a written agreement with such third party or employee with respect thereto, and the Company or such subsidiary thereby has (i) obtained ownership of, and is the exclusive owner of all such third party's or employee's Intellectual Property in such work, material or invention by operation of law or by valid assignment or (ii) has obtained a license under or to such Intellectual Property.

        (i)    Neither the Company nor any subsidiary of the Company has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was Company Intellectual Property, to any third party.

        (j)    All contracts, licenses (including, without limitation, all software tool licenses) and agreements relating to the Company Intellectual Property are in full force and effect. Except as set forth in Section 2.17(j) of the Company Disclosure Schedule, each of the Company and its subsidiaries is in compliance with, and has not materially breached any term of such contracts, licenses and agreements and, to the Company's knowledge, all other parties to such contracts, licenses and agreements are in compliance with, and have not breached any term of, such contracts, licenses and agreements. Except as set forth on Schedule 2.17(j) of the Company Disclosure Schedule, following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company's and the subsidiaries' rights under such contracts, licenses (including, without limitation, all software tool licenses) and agreements to the same extent the Company and the subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any subsidiary of the Company would otherwise be required to pay.

        (k)  Except as set forth in Section 2.17(k) of the Company Disclosure Schedule, no claims with respect to any Intellectual Property have been asserted or, to the Company's knowledge, are threatened by any Person, against the Company nor to the knowledge of the Company are there any valid grounds for any bona fide claims or infringement liability (i) to the effect that the manufacture, sale, offers for sale, importation, exportation, licensing or use of any of the products of the Company or any subsidiary of the Company infringes on or misappropriates any Intellectual Property or constitutes unfair competition or trade practices under the laws of any jurisdiction; (ii) against the use by the Company or any subsidiary of the Company of any Intellectual Property used in the business of the Company or any subsidiary of the Company as currently conducted or as proposed to be conducted; or (iii) challenging the ownership by the Company or any subsidiary of the Company, validity or effectiveness of any Company Intellectual Property. To the Company's knowledge, there is no unauthorized use, infringement or misappropriation of any Company Intellectual Property by any third party, including any employee or former employee of the Company or any subsidiary of the Company, nor any required license under any third party Intellectual Property or the license, sale or distribution of Company Products.

        (l)    Each of the Company and the subsidiaries has taken reasonable steps to protect the Company's and the subsidiaries' respective rights in the Company's and the subsidiaries' respective confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company or any subsidiary of the Company, and, without limiting the foregoing, the Company and each of the subsidiaries has and enforce a policy requiring each employee and contractor to execute a proprietary information/nondisclosure agreement substantially in the form provided to Parent and all employees and contractors of the Company and the subsidiaries have executed such an agreement.

        (m)  Except as set forth in Section 2.17(m)of the Company Disclosure Schedule, none of the Company's nor any subsidiary's professional services agreements with any third parties, including, but not limited to, customers, merchants, outside consultants, nor any agreement or license with any end user or reseller of the Company's or any subsidiary's products, confers upon any party other than the Company or any subsidiary of the Company any ownership right with respect to any Intellectual Property developed in connection with such agreement or license (except for those agreements which have expired).

        (n)  Except as set forth on Section 2.17(n) of the Company Disclosure Schedule, neither the Company nor any subsidiary of the Company has breached or violated the terms of any material license, sublicense, or other agreement relating to any Commercial Software Rights, and the Company and each of the subsidiaries has a valid right to use such Commercial Software Rights under such licenses and agreements. Except as set forth on Section 2.17(n) of the Company Disclosure Schedule, neither the Company nor any subsidiary of the Company is nor will be as a result of the execution and delivery of this Agreement or the performance of the Company's obligations hereunder, in violation of any license, sublicense, or agreement relating to Commercial Software Rights. No claims with respect to the Commercial Software Rights have been asserted or, to the knowledge of the Company, are threatened by any Person against the Company or any subsidiary of the Company, nor to the knowledge of the Company are there any valid grounds for any bona fide claims (i) to the effect that the use of any product as now used or proposed for use by the Company or any subsidiary of the Company infringes on any Intellectual Property, (ii) against the use by the Company or any subsidiary of the Company of any Company Intellectual Property or (iii) challenging the validity or effectiveness of any of the rights of the Company or any subsidiary of the Company to use Commercial Software Rights. To the Company's knowledge, there is no unauthorized use, infringement, or misappropriation of any of the Commercial Software Rights by the Company, any subsidiary of the Company or any employee or, to the Company's knowledge, former employee thereof. No Commercial Software Right is subject to any outstanding order, judgment, decree, stipulation, or agreement restricting in any manner the use thereof by the Company or any subsidiary of the Company.

        (o)  Except as set forth on Section 2.17(o) of the Company Disclosure Schedule, neither the Company nor any subsidiary of the Company has transferred or granted any rights, including but not limited to march-in rights, with respect to any Intellectual Property that is or was Company Intellectual Property, that will take effect on or subsequent to the Effective Time, to any third party, including, but not limited to any current customers or stockholders of the Company or any subsidiary of the Company.

        (p)  Except as set forth on Section 2.17(p) of the Company Disclosure Schedule, there are no agreements, contracts, arrangements or understandings which could result in the diminution, termination or forfeiture of any of the Company Intellectual Property as a result of the consummation of the Merger and the other transactions contemplated herein.

        (q)  Except as set forth on Section 2.17(q) of the Company's Disclosure Schedule, all Company Intellectual Property can be transferred as part of the transactions contemplated herein and such transfer will not dilute, diminish or result in the termination or forfeiture of any rights under Company Intellectual Property, including, without limitation, any license agreements.

        Section 2.18    Affiliate Agreements.    Except as set forth on Section 2.18 of the Company Disclosure Schedule, to the Company's knowledge, no officer, director or affiliate of the Company or any subsidiary of the Company (nor, to the Company's knowledge, any ancestor, sibling, descendant or spouse of any of such Persons, or any Person in which any of such Persons has or had an economic interest) has or has had, directly or indirectly, (i) an economic interest in any Person which furnished or sold, or furnishes or sells, services or products that the Company or any subsidiary of the Company furnishes or sells, or proposes to furnish or sell, or (ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any subsidiary of the Company, any goods or services or (iii) a beneficial interest in any agreement set forth in Section 2.24 of the Company Disclosure Schedule; provided, that ownership of no more than two percent (2%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest in any entity" for purposes of this Section 2.18. There are no receivables of the Company or any subsidiary of the Company owing by any director, officer, employee, or consultant to the Company or any subsidiary of the Company (or, to the Company's knowledge, any ancestor, sibling, descendant, or spouse of any such Persons, or any Person in which any of such Persons has an economic interest), other than advances in the ordinary and usual course of business for reimbursable business expenses (as determined in accordance with the Company's or any subsidiary's established employee reimbursement policies and consistent with past practice). None of the Stockholders of the Company or any subsidiary of the Company has agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or liability of the Company or any subsidiary of the Company.

        Section 2.19    Insurance.    Section 2.19 of the Company Disclosure Schedule sets forth an accurate and complete list of all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and each subsidiary of the Company. There is no claim by the Company pending under any of such policies or bonds as to which, to the Company's knowledge, coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid, and the Company has otherwise complied in all material respects with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) remain in full force and effect. The Company believes that such insurance is in such amounts, with such deductibles and with such other terms as is prudent for a business such as that of the Company. The Company does not know of any threatened termination of, or has received written notice of, any premium increase with respect to any of such policies or bonds.

        Section 2.20    Accounts Receivable.    The accounts receivable of the Company at August 31, 2002 are listed in the accounts receivable aging schedule included as Section 2.20 of the Company Disclosure Schedule. To the extent uncollected on the date hereof, the accounts receivable reflected on the books of the Company and on Section 2.20 of the Company Disclosure Schedule are in all material respects valid and existing and represent monies due, are current and collectible and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for receivables not collectible in the ordinary course of business as reflected on Section 2.20 of the Company Disclosure Schedule (which reserve is consistent with the historical practices of the Company) and, to the Company's knowledge subject to the aforesaid reserves, are subject to no refunds or other adjustments and to no defenses, rights of setoff, assignments, restrictions, encumbrances or conditions enforceable by third parties on or affecting any thereof.

        Section 2.21    Brokers.    Except as indicated in Section 2.21 of the Company Disclosure Schedule, no broker, finder, financial advisor or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its affiliates.

        Section 2.22    Change in Control Payments.    Except as indicated on Section 2.22 of the Company Disclosure Schedule, the Company does not have any plans, programs or agreements to which they are parties, or to which they are subject, pursuant to which payments may be required or acceleration of benefits may be required upon a change of control of the Company.

        Section 2.23    Contracts.

        (a)  Except for agreements, contracts, plans, leases, subleases, arrangements or commitments disclosed in Section 2.23 of the Company Disclosure Schedule, neither the Company nor any subsidiary of the Company is a party to or subject to (whether written or oral):

            (i)  any collective bargaining agreements;

          (ii)  any employment or consulting agreement for aggregate consideration in excess of $50,000, contract or commitment with any officer, director, employee or member of the Company's or any subsidiary's Board of Directors that is not immediately terminable at will by the Company without payment or penalty;

          (iii)  any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements;

          (iv)  any employment or consulting agreement for aggregate consideration in excess of $50,000 with an employee or individual consultant or salesperson or consulting or sales agreement, under which a firm or other organization provides services to the Company or any subsidiary of the Company;

          (v)  any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (vi)  any fidelity or surety bond or completion bond;

        (vii)  any lease of personal property having a value individually in excess of $50,000 per annum or which is not cancelable by the Company or a subsidiary of the Company without penalty within ninety (90) days,

        (viii)  any agreement of indemnification or guaranty other than customer agreements in the Company's or subsidiary's standard form agreement;

          (ix)  any agreement that limits the freedom of the Company or any subsidiary of the Company to compete in any line of business or with any person or in any area or which would so limit the freedom of the Company or any subsidiary of the Company after the Closing Date;

          (x)  any agreement relating to capital expenditures and involving future payments in excess of $50,000;

          (xi)  any agreement relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's or any subsidiary's business;

        (xii)  any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (viii) hereof, other than extensions of trade credit not exceeding $50,000 on customary terms in customer agreements entered into in the ordinary course of business;

        (xiii)  any purchase order or contract involving $50,000 or more;

        (xiv)  any construction contracts;

        (xv)  any joint marketing (including any pilot program), development, content provider, destination site or sales representative agreement;

        (xvi)  any agreement for the manufacture, assembly or fabrication of products to be sold or distributed by the Company or any subsidiary (or their sales representatives or distributors);

      (xvii)  any agreement pursuant to which the Company or any subsidiary of the Company has granted or may be obligated to grant in the future, to any party a source-code license or option or other right to use or acquire source-code or any other Intellectual Property, including any agreements which provide for source code escrow arrangements;

      (xviii)  any original equipment manufacturer, value added, remarketer or other agreement for distribution of the Company's or any subsidiary's products or services, or the products or services of any other Person;

        (xix)  any agreement pursuant to which the Company or any subsidiary of the Company has advanced or loaned any amount to any Stockholder of the Company or any subsidiary of the Company or any director, officer, employee, or consultant other than business travel advances in the ordinary course of business consistent with past practice;

        (xx)  any client service agreements or customer support agreements; or

        (xxi)  any other agreement that involves $50,000 or more and is not cancelable by the Company or a subsidiary of the Company without penalty within ninety (90) days and any other agreement that is not cancelable by the Company or a subsidiary of the Company without penalty within one (1) year.

        (b)  Each such agreement, contract, plan, lease, sublease, arrangement and commitment disclosed on Section 2.23 of the Company Disclosure Schedule is a valid and binding agreement of the Company or such subsidiary of the Company and is in full force and effect, and neither the Company, nor, to the knowledge of the Company, any other party thereto is in material default under the terms of any such agreement, contract, plan, lease, sublease, arrangement or commitment.

        Section 2.24    Significant Customers and Suppliers.    Section 2.24 of the Company Disclosure Schedule identifies the top five customers of the Company and its subsidiaries for the year ending December 31, 2001 ranked by total revenues on a consolidated basis. Section 2.24 of the Company Disclosure Schedule also identifies each other customer that for the fiscal year ended December 31, 2001 represented at least 10% of total revenues of the Company and its subsidiaries for such year or period, as applicable. In the case of each customer identified, Section 2.24 of the Company Disclosure Schedule indicates the amount of earned revenue recognized in accordance with GAAP by the Company and each subsidiary of the Company from such customer for such year or period, as applicable. Section 2.24 of the Company Disclosure Schedule identifies each of the top five suppliers to the Company and its subsidiaries for the year ending December 31, 2001 ranked by total purchases on a consolidated basis. Except as indicated in Section 2.24 of the Company Disclosure Schedule, no customer or supplier listed on Section 2.24 of the Company Disclosure Schedule or which has been significant to the Company or any subsidiary of the Company thereafter, has, to the Company's knowledge, terminated or materially reduced or threatened to terminate or materially reduce its purchases of currently shipping TL7xx or TL8xx based products from or provision of services to the Company or any subsidiary of the Company, as the case may be. To the Company's knowledge, three customer design wins based on the new TeraLogic 9xx engineering samples, Sony DTT in Japan, Mitsubishi Koriyama Works in Japan and Thompson/RCA in the USA, are currently underway and progressing toward production and two of these 9xx design wins are included in the Company's current forecast of revenue for the year 2003.

        Section 2.25    Bank Accounts.    Section 2.25 of the Company Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or any subsidiary of the Company maintains safe deposit boxes or accounts of any nature, the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto. The numbers of all such safe deposit boxes or accounts have been provided to Parent separately.

        Section 2.26    Books and Records.

        (a)  The books, records and accounts of the Company and its subsidiaries (i) are accurate and complete in all material respects and have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the respective assets of the Company and its subsidiaries and (iii) accurately and fairly reflect the basis for the Unaudited Financial Statements.

        (c)  The Company and each subsidiary of the Company has implemented and maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP consistently applied and (B) to maintain accountability for assets; and (iii) the amount recorded for assets on the respective books and records of the Company and the subsidiaries is compared with the existing assets at reasonable intervals in connection with the preparation of annual audits of the Company's financial statements and appropriate action is taken with respect to any differences. (c) The respective minute books of the Company and the subsidiaries have been made available to counsel for Parent and are the only minute books of the Company and the subsidiaries and contain an accurate summary of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the respective times of incorporation of the Company and the subsidiaries.

        Section 2.27    Product Warranties; Defects; Liabilities.    Each product manufactured, sold, licensed, leased, distributed, or delivered by the Company or any subsidiary of the Company (collectively, the "Company Products") has been in all material respects in conformity with all applicable contractual commitments and all applicable express and implied warranties except as reserved on the Financial Statements. Neither the Company nor any subsidiary of the Company has any liability or obligation for replacement or repair thereof or other damages in connection therewith except liabilities or obligations incurred in the ordinary course of business consistent with past practice. No Company Product is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable law. Section 2.28 of the Company Disclosure Schedule includes a copy of the standard terms and conditions of sale, license, distribution or lease for each of the Company Products and copies of the Company's and the subsidiaries' standard forms of development kit agreement, linux software license agreement, software maintenance agreement and software customization services agreement which pertains to like subject matter as set forth in the above referenced agreements.

        Section 2.28    Information to be Supplied by Company.    The information supplied by Company for inclusion in the Information Statement shall not, on the date the Information Statement is first mailed to the Company's Stockholders, at the time of the Company Stockholders Action (as defined in Section 5.9 hereof) and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which it is made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or written consents for the Company Stockholders Action which has become false or misleading. Notwithstanding the foregoing, Company makes no representation, warranty or covenant with respect to any information supplied by the Parent which is contained in any of the foregoing documents.

        Section 2.29    Software Revenue Recognition and Research and Development Expenses.    The Company recognizes revenue in accordance with the provisions of the American Institute of Certified Public Accountants (AICPA) Statement of Position No. 97-2, "Software Revenue Recognition," and Statement of Position No. 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions" and all applicable technical pronouncements relating to software revenue recognition. The Company records its research and development expenses in accordance with Statement of Financial Accounting Standards No. 86 ("FAS 86"). In applying FAS 86, the Company has not capitalized any software expenses and the Financial Statements do not include any intangible assets related to intellectual property.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

        Section 3.1    Organization and Qualification.    The Parent is a corporation duly incorporated, validly existing and in good standing under the laws of State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of State of Delaware. Each of Parent and Merger Sub have the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect.

        Section 3.2    Authority.    Each of Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which they are a party and, to perform their obligations under and consummate the transactions contemplated by this Agreement and the Transaction Documents. The execution and delivery of this Agreement and the Transaction Documents by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement and the Transaction Documents have been duly and validly authorized by all requisite corporate action on the part of Parent and Merger Sub. Each of this Agreement and the Transaction Documents has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against each of them in accordance with its respective terms, except that the enforcement hereof or thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

        Section 3.3    No Conflict, Required Filings and Consents.

        (a)  The execution and delivery of this Agreement and the Transaction Documents to which they are a party by Parent and Merger Sub does not, and the performance of this Agreement and the Transaction Documents to which they are a party by Parent and Merger Sub and the consummation of the transactions contemplated by this Agreement and the Transaction Documents will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of Parent or Merger Sub, as appropriate, (ii) conflict with or violate any Laws applicable to Parent or Merger Sub or by which its properties are bound or (iii) result in any violation or breach of or constitute a default (or an event that with notice or lapse of time or both would become a default under), or impair Parent's or Merger Sub's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any of the properties or assets of Parent or Merger Sub pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their properties are bound.

        (b)  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or any third party is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the Transaction Documents or the consummation of the transactions contemplated by this Agreement and the Transaction Documents, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) HSR filing, (iii) filings, consents and approvals of or with the Nasdaq National Market or (iv) such consents, approvals, orders authorizations, registrations, declarations and filings as may be required under applicable state and federal securities laws.

        Section 3.4    No Prior Activities.    As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

        Section 3.5    SEC Filings.    Parent has made available to the Company, or its legal counsel, true and complete copies of Parent's Current Report on Form 10-K for the fiscal year ended June 30, 2002, as filed with the Securities and Exchange Commission (the "SEC Filings"). The financial statements and schedules, including the notes thereto, contained in the SEC Filings (the "Parent Financial Statements") comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as specifically disclosed therein and subject, in the case of unaudited statements to normal year-end audit adjustments) and fairly presented the information purported to be shown therein. There has been no change in Parent's accounting policies except as described in the notes to the Parent Financial Statements. Except as reflected or reserved against in the Parent Financial Statements, Parent has no material Liabilities, except for Liabilities and obligations (i) incurred in the ordinary course of business or (ii) that would not be required to be reflected or reserved against in the balance sheet of Parent prepared in accordance with GAAP. As of their respective filing dates, each SEC Filing complied and all SEC documents filed after the date hereof but before the Effective Time will comply, in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the Securities and Exchange Commission thereunder, and did not and will not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary, in light of the circumstances under which it was made, not misleading.

        Section 3.6    Information to be Supplied by Parent.    The information supplied by Parent for inclusion in the Information Statement shall not, on the date the Information Statement is first mailed to the Company's stockholders, at the time of the Company Stockholders Action and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which it is made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or written consents for the Company Stockholders Action which has become false or misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by the Company which is contained in any of the foregoing documents.

        Section 3.7    Investment Advisors.    Except for SG Cowen Securities Corporation, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of Parent.

        Section 3.8    Absence of Changes.    Since the date representing the last day of the last reporting period for which Parent has filed a periodic report with the SEC under the Exchange Act, there has not been any material adverse change, or any event or development which, individually or together with other such events, would reasonably be expected to have a Material Adverse Effect on Parent.

        Section 3.9    Absence of Undisclosed Liabilities.    Except for matters reflected or reserved against in the balance sheet included in the Parent Financial Statements, neither the Parent nor any subsidiary has any material liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which (i) has not been fully disclosed, reflected or reserved against in the Parent Financial Statements or (ii) has not arisen in the ordinary course of the Parent's business consistent with past practices.

        Section 3.10    Legal Proceedings.    Except as disclosed in the Parent SEC Filings filed prior to the date of this Agreement, there are no material claims, actions, suits or proceedings or, to the knowledge of Parent and its subsidiaries, threatened against Parent or any of its subsidiaries or any of their respective assets and properties before any federal, foreign, state or provincial court, arbitrator or administrative, governmental or regulatory authority or body.

        Section 3.11    Intellectual Property.    Parent, directly or indirectly, owns or is licensed or otherwise possesses legally enforceable rights to use, all inventions, patents, trademarks, trade names, service marks, copyrights, and any applications therefore, maskworks, network protocols, schematics, technology, trade secrets, research and development, know-how, technical data, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding commercially available software programs generally available to the public which have been licensed to the Parent or any subsidiary of the Parent pursuant to end-user licenses and which are lawfully used in the business of the Parent or any subsidiary of the Parent but are in no way a component of or incorporated in any products of the Parent or any subsidiary of the Company or any related Parent Intellectual Property) that are material to the business of the Parent as currently conducted by Parent (the "Parent Intellectual Property"). The Parent has not knowingly interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE MERGER

        Section 4.1    Conduct of Business by the Company Pending the Merger.    The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing, the Company shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice other than actions taken by the Company or its subsidiaries in contemplation of the

Merger; provided that, the parties hereby covenant and agree that any item approved by Parent shall be deemed to be added to the appropriate section or sections of the Company Disclosure Schedule. The Company shall promptly notify Parent of any Material Adverse Effect. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld, other than in contemplation of the Merger:

        (a)  cause or permit any amendments to the Company's Certificate of Incorporation or By-laws or any equivalent documents of any subsidiary of the Company;

        (b)  (i) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company, any of its subsidiaries or affiliates other than the issuance of shares pursuant to the exercise of Company Options, warrants or other right to acquire shares of Common Stock of the conversion of outstanding shares of Preferred Stock, or (ii) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of any class, except repurchases of unvested shares of capital stock at cost in connection with the termination of the employment relationship with any employee or consultant pursuant to stock option or purchase agreements, which repurchases shall not in the aggregate exceed $50,000;

        (c)  (i) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries except in the ordinary course of business and in a manner consistent with past practice, or (ii) transfer to any person or entity any rights to the Company Intellectual Property (other than licenses granted to customers of the Company or any subsidiary of the Company in the ordinary course of business);(d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, or (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability or conversion of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Common Stock or Preferred Stock or any option, warrant or right, directly or indirectly, to acquire shares of Common Stock, or propose to do any of the foregoing;

        (e)  (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or make any loans or advances; (iii) except in the ordinary course of business, enter into or materially amend any material contract or agreement; (iv) authorize any capital expenditures or purchase of fixed assets in excess of $50,000 per transaction and outside of the ordinary course of business;

or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.1(e);

        (f)    (i) increase or decrease the compensation payable or to become payable to its executive officers or to any of its employees outside the ordinary course of business and where such increase being in excess of 5% of any such employee's annual salary for the year ended December 31, 2001, or (ii) except in the ordinary course of business, grant any options, severance or termination pay to, or enter into any employment, option or severance agreement with any director, officer or other employee of the Company or any of its subsidiaries, or (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law (other than with respect to the amendment of the Company's 2001 Employee Retention Plan), or (iv) effect or agree to effect, including by way of involuntary termination, any change in the Company's or any subsidiary's directors, officers or key employees;

        (g)  (i) take any action to materially change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), or (ii) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, or (iii) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes or otherwise, enter into any closing agreement, settle or compromise any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect to Taxes;

        (h)  (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Financial Statements or incurred in the ordinary course of business and consistent with past practice, (ii) forgive any outstanding indebtedness, (iii) incur any additional indebtedness (including, without limitation, to Sony Corporation), except pursuant to Section 5.17, or (iv) commence any litigation except to enforce its rights hereunder or under any agreements related hereto;

        (i)    Enter into or amend (except in the ordinary course of business and consistent with past practices) any agreements pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any Company Product or Intellectual Property or amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the agreements set forth in Section 2.24 of the Company Disclosure Schedule; or

        (j)    take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (i) above, that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

        Section 4.2    No Solicitation.

        (a)  From and after the date of this Agreement until the earlier to occur of the Effective Time or termination of this Agreement pursuant to Article VII, the Company will not, and the Company will not permit its directors, officers, representatives, investment bankers, agents, or affiliates to, directly or indirectly (a) initiate, solicit, encourage or entertain any inquiries, offers or proposals that constitute, or could reasonably be expected to lead to, any "Acquisition Proposal" (as defined below) by any Person, or (b) participate in any discussions or negotiations with, or disclose any non-public information not customarily disclosed consistent with the Company's past practices concerning the Company or any subsidiary of the Company to, or afford access to the properties, books, or records of the Company or any subsidiary of the Company, or otherwise assist or facilitate, or enter into any agreement or understanding with, any Person (other than Parent and its affiliates, agents, and representatives) for the purpose of making, or take any other action to facilitate the making of, an Acquisition Proposal or inquiry, offer or proposal that could reasonably be expected to lead to an Acquisition Proposal; or (c) agree to, approve or recommend any Acquisition Proposal or change, withdraw or modify its position with respect to the Merger.

        (b)  For the purposes of this Agreement, "Acquisition Proposal" shall mean any one of the following (other than the transactions between the Company, Parent and Merger Sub contemplated hereunder) involving the Company or any subsidiary of the Company: (i) a proposal for any transaction pursuant to which any Person or its affiliates (a "Third Party") proposes to acquire beneficial ownership of at least ten percent (10%) of the outstanding equity securities of the Company, whether from the Company or pursuant to a tender offer, exchange offer, recapitalization, reorganization or otherwise, (ii) a proposal for any merger, consolidation or other business combination involving the Company pursuant to which any Third Party proposes to acquire beneficial ownership of at least ten percent (10%) of the outstanding equity securities of the Company, or the entity surviving such merger, consolidation or other business combination, (iii) a proposal for any other transaction or series of related transactions (including any license) pursuant to which any Third Party proposes to acquire control of assets of the Company and its subsidiaries having a fair market value equal to or greater than ten percent (10%) of the fair market value of all of the assets of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

        (c)  The Company will, and will cause its directors, officers, employees, representatives, investment bankers, agents and affiliates to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company will promptly (orally and in writing within 24 hours) (i) notify Parent if it receives any proposal or inquiry or request for information in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) notify Parent of the significant terms and conditions of any such Acquisition Proposal including the identity of the party making an Acquisition Proposal. In addition, from and after the date of this Agreement until the earlier to occur of the Effective Time or termination of this Agreement pursuant to its terms, the Company will not, and will instruct its directors, officers, employees, representatives, investment bankers, agents, and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation, or solicitation in support of any Acquisition Proposal made by any Person (other than Parent).

ARTICLE V

ADDITIONAL AGREEMENTS

        Section 5.1    Issuance of Parent Stock Options; Retention Bonus.

        (a)  Upon the Effective Time, Parent shall take such actions as may be required to issue to the Company's employees set forth on Schedule 5.1(a), nonqualified stock options to purchase an aggregate of 1,714,234 shares of Parent Common Stock, in such amounts and pursuant to such terms and conditions as described in Schedule 5.1(a), provided that the obligation to issue such options to any particular employee shall be conditional on the employment of such employee by the Surviving Corporation at the Effective Time.

        (b)  Upon the Effective Time, Parent shall take such actions as may be required to issue to the Company's key employees set forth on Schedule 5.1(b), nonqualified stock options to purchase an aggregate of 500,000 shares of Parent Common Stock, in such amounts and pursuant to such terms and conditions as described in Schedule 5.1(b), provided that the obligation to issue such options to any particular employee shall be conditional on the employment of such employee by the Surviving Corporation at the Effective Time.

        (c)  Upon the Effective Time, Parent shall take such actions as may be required to issue to the Company's employees set forth on Schedule 5.1(c) cash payments in such amounts and pursuant to such terms and conditions as described in Schedule 5.1(c).

        Section 5.2    Stockholder Approval.    The Company shall take all action as is required by applicable law to convene a meeting of the Stockholders to be held as soon as reasonably practicable after the date hereof or to obtain the written consent of the Stockholders in accordance with applicable laws for the purpose of obtaining the approval of the Merger, this Agreement, and the transactions contemplated hereby. The Company shall use commercially reasonable efforts to: (i) solicit from all of the Stockholders proxies or written consents in favor of adoption of the Merger, this Agreement and approval of the transactions contemplated hereby, and (ii) to take all other action necessary to secure the vote or consent of Stockholders to obtain such approvals.

        Section 5.3    Access to Information; Confidentiality.

        (a)  Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), each of Parent and Company shall afford to each other and each of their respective officers, employees, accountants, counsel and other representatives of Parent and the Company, reasonable access to all of its properties, books, contracts, commitments and records and shall furnish promptly to the other all information concerning its business, properties and personnel as such party may reasonably request, and shall make available the appropriate individuals (including attorneys, accountants and other professionals) for discussion of its business, properties and personnel as such party may reasonably request. The Company agrees to provide

Parent and its accountants, legal counsel, and other representatives copies of internal financial statements promptly upon request.

        (b)  The parties acknowledge that the Company and Parent have previously executed a Confidentiality Agreement dated as of November 21, 2001, and amended as of March 25, 2002 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

        Section 5.4    Consents; Approvals.

        (a)  The Company shall promptly apply for or otherwise seek and use commercially reasonable efforts to obtain all consents and approvals required to be obtained by it for the consummation of the Merger, including all consents, waivers, or approvals under any of the agreements set forth in the Company Disclosure Schedule in order to preserve the benefits thereunder for the Surviving Corporation and otherwise in connection with the Merger. All such consents and approvals are set forth in Section 2.5(b) of the Company Disclosure Schedule.

        (b)  The Company and Parent shall each use commercially reasonable efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, approvals from all Governmental Entities), and the Company and Parent shall make all filings (including, without limitation all filings with any Governmental Entity) required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby, in each case as promptly as practicable. The Company and Parent shall furnish promptly all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any Governmental Entity in connection with the transactions contemplated by this Agreement. If either party receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then such party shall take all reasonable efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The parties will cooperate in connection with reaching any understandings, undertakings or agreements (oral or written) involving any Governmental Entity in connection with the transactions contemplated hereby.

        Section 5.5    Notification of Certain Matters.

        (a)  The Company shall give prompt written notice to Parent of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to become materially untrue or inaccurate, or (ii) any failure of the Company to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to Parent.

        (b)  Parent shall give prompt written notice to the Company of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to become materially untrue or inaccurate, or (ii) any failure of Parent to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the Company.

        Section 5.6    Further Action.    Upon the terms and subject to the conditions hereof each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall not include any obligation by Parent to agree to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of Parent or the Company.

        Section 5.7    Public Announcements.    Parent and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld; provided that nothing herein shall be deemed to prohibit Parent from making any public disclosure which Parent has been advised by legal counsel is necessary under applicable legal requirements and Parent shall notify the Company promptly of such disclosure.

        Section 5.8    Non-compete and Consulting Agreements.    Peng Ang and Charles Chui shall enter into non-compete agreements in the forms attached as Exhibit 5.8. Charles Chui shall enter into a consulting agreement in the form attached as Exhibit 5.8.

        Section 5.9    Information to be Provided by the Company.    The Company covenants to Parent that the information to be supplied by the Company for inclusion in the information statement or other disclosure document (the "Information Statement") for the Stockholders of the Company to approve the Agreement (the "Company Stockholders Action") shall not, on the date the Information Statement is first mailed to the Company's stockholders, at the time of the Company Stockholders Action and at the Effective Time, contain any statement which, at such time, is false and misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Action which has become false or misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent which is contained in any of the foregoing documents.

        Section 5.10    Information to be Supplied by Parent.    Parent covenants to the Company that the information to be supplied by Parent for inclusion in the Information Statement shall not, on the date that Information Statement is first mailed to the Company's stockholders, at the time of the Company Stockholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Action which has become false or misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by the Company which is contained in any of the foregoing documents.

        Section 5.11    Termination of Agreements.    Except for the Voting Agreement, the Company shall terminate, or cause to be terminated, to the reasonable satisfaction of Parent, effective immediately prior to the Effective Time, (i) all agreements with the Company and any of its securityholders or optionholders involving securities of the Company, including without limitation Company Options, or among any Company securityholders or optionholders, providing for the granting of options, registration rights, rights of first refusal, rights of co-sale, board observation, information covenants, or relating to the voting of Company securities or requiring the Company to obtain the consent or approval of any such securityholders prior to taking or failing to take any action and (ii) all agreements set forth on Schedule 5.11 hereof. The Company will assist Parent in entering into employment agreements with certain of the Company's employees which shall supersede any current, written employment agreements between the Company and such employee. Notwithstanding anything else set forth in this Section 5.11, the warrant held by Orcland Inc. and the warrant to purchase the Company's capital stock held by Parent shall not be required to be cancelled or extinguished.

        Section 5.12    Tax Items.    The following provisions shall govern certain tax matters following the Closing Date:

        (a)  All tax sharing agreements or similar agreements with respect to or involving the Company or its subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company and its subsidiaries shall not be bound thereby or have any liability thereunder.

        (b)  The Stockholders shall pay for any transfer, documentary, sales, use or other Taxes assessed upon or with respect to the transactions contemplated by this Agreement and any recording or filings fees with respect thereto. If Parent, Merger Sub or the Company or its subsidiaries incurs any transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) in connection with the transactions contemplated by this Agreement, Parent, Merger Sub, or the Company or its subsidiaries shall seek reimbursement for such Taxes and fees from the Escrow Account. The Stockholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes.

        Section 5.13    Employee Benefits.

        (a)  Following the Effective Time, Parent shall provide each employee of the Company retained by Parent with compensation and benefits that are comparable, in the aggregate, with the compensation and benefits provided to similarly situated employees of Parent with credit for past service to the Company. If employees of Company become eligible to participate in a medical, dental or vision benefits plan of Parent, Parent shall cause such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, dental or vision benefits plans of Parent, and (ii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Company Employee Benefit Plan prior to the Effective Time. Parent shall use reasonable efforts to honor or preserve under such plans or through other means, any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to date of commencement of employment with Parent.

        (b)  Following the Effective Time, Parent shall assume all obligations for the payment of benefits to participants in the Company's 2001 Employee Retention Plan.

        (c)  The provisions of this Section 5.13 shall not create in any current or former employee of the Company or its subsidiaries any rights to employment or continued employment with Parent, the Surviving Corporation or the Company or any of their respective subsidiaries or affiliates or (except as expressly provided in Section 5.13(a) hereof) any right to specific terms or conditions of employment.

        (d)  Notwithstanding anything in this Agreement to the contrary, but subject to Section 5.13(a), from and after the Effective Time, the Surviving Corporation shall have sole discretion over the hiring, promotion, retention, termination and other terms and conditions of the employment of the employees of the Surviving Corporation. Nothing herein shall prevent Parent or the Surviving Corporation from amending or terminating any Company Employee Benefit Plan or other employee benefit or fringe benefit plan in accordance with its terms.

        Section 5.14    Employees of the Company.    The Company shall use its commercially reasonable efforts to communicate and persuade its employees to continue employment with the Surviving Corporation after the Closing.

        Section 5.15    Antitrust Laws.

        (a)  Each party hereto shall (i) take promptly all actions necessary to make the filings required of it or any of its affiliates under any applicable Antitrust Law (as defined below) in connection with this Agreement and the transactions contemplated hereby (including, without limitation, filing with the appropriate Antitrust Authorities at the earliest practicable date the Notification and Report Form required under the HSR Act), (ii) comply at the earliest practicable date with any formal or informal request for additional information or documentary material received by it or any of its affiliates from any Antitrust Authority, and (iii) cooperate with one another in connection with any filing under applicable Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by any Antitrust Authority.

        (b)  Each party hereto shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law. Without limiting the generality of the foregoing, "commercially reasonable efforts" with respect to Section 5.15 shall include, without limitation:

            (i)  in the case of each of Parent and the Company:

            (A)  if Parent or the Company receives a request for additional information and documentary materials (or similar requests) from an Antitrust Authority, substantially complying with such formal request at the earliest practicable date following the date of its receipt thereof or taking other actions in response to such request as decided by Parent; and

            (B)  opposing vigorously any litigation relating to the Merger or the transactions contemplated hereby, including, without limitation, promptly appealing any adverse court order or taking other actions in response to such litigation as decided by Parent; and

        (c)  Each party hereto shall promptly inform the other parties of any material communication made to, or received by such party from, any Antitrust Authority or any other Governmental Authority regarding any of the transactions contemplated hereby.

        (d)  For purposes of this Agreement, (i) "Antitrust Authorities" means the Federal Trade Commission, the Antitrust Division of the Department of Justice, the attorneys general of the several states of the United States, and the antitrust authorities of any Governmental Authority having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws and (ii) "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

        Section 5.16    Additional Financial Information.    The Company hereby covenants and agrees that as soon as practicable after the date hereof, it shall provide the following information with respect to the Company and each of its subsidiaries as of the most recent practicable date: (A) the basis of the Company is its assets; (B) the basis of Stockholder(s) of a subsidiary in its Stock (or the amount of any Excess Loss Account); (C) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company or any of its subsidiaries; and (D) the amount of any deferred gain or loss allocable to the Company or any of its subsidiaries arising out of any deferred intercompany transaction.

        Section 5.17    Credit Facility.    Upon the execution of this Agreement and subject to the terms and conditions of the loan agreement and related promissory note and security agreement attached hereto as Exhibit 5.17 (collectively, the "Loan Agreement"), Parent shall agree to loan to the Company up to an aggregate of approximately $7.1 million.

ARTICLE VI

CONDITIONS TO THE MERGER

        Section 6.1    Conditions to Obligation of Each Party to Effect the Merger.    The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a)    Governmental and Regulatory Approvals.    Approvals from any Governmental Entity (if any) necessary for consummation of the transactions contemplated hereby shall have been timely obtained, except for any such approvals the failure of which to obtain would not result in a Material Adverse Effect on Parent or the Company; and any waiting period applicable to the consummation of the Merger under the HSR Act (other than with respect to the receipt of Parent Common Stock by a stockholder of the Company) shall have expired or been terminated;

        (b)    No Injunctions or Restraints; Illegality; Absence of Litigation.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other Governmental Entity be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal;

        (c)    Governmental Actions.    There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any Governmental Entity or administrative agency before any Governmental Entity, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any Governmental Entity, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent or any of its subsidiaries of all or a material portion of the business or assets of Parent or any of its subsidiaries, or seeking to compel Parent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Parent or any of its subsidiaries (including the Surviving Corporation and its subsidiaries), as a result of the Merger or the transactions contemplated by this Agreement;

        (d)    Approvals of the Company's Stockholders.    The Merger, this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby shall have received the requisite approval of the Stockholders as of the record date set by the Company's Board of Directors for purposes of the Stockholders meeting held to approve the same;

        (e)    Escrow Agreement.    The Escrow Agreement in substantially the form attached hereto as Exhibit 6.1(e) shall have been executed and delivered; and

        (f)    HSR Act.    Any applicable waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated.

        Section 6.2    Additional Conditions to Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to effect the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

        (a)    Representations and Warranties.    The representations and warranties of the Company contained in this Agreement shall be materially true and correct at and as of the Effective Time as if made at and as of such time, except for (i) changes contemplated by this Agreement; (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date); and (iii) to the extent that the aggregate of all breaches thereof has not had and would not reasonably be expected to have a Material Adverse Effect and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer of the Company;

        (b)    Agreements and Covenants.    The Company shall have performed or complied with all material agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time and, to the extent that the aggregate of all breaches thereof has not had and would not reasonably be expected to have a Material Adverse Effect, Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the Chief Financial Officer of the Company;

        (c)    Consents Obtained.    All consents, waivers, approvals, authorizations or orders as set forth on Schedule 6.2(c) and all filings required to be made by the Company, for the due authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company;

        (d)    Opinion of Counsel to the Company.    Parent shall have received an opinion of Pillsbury Winthrop LLP, counsel to the Company, in substantially the form attached hereto as Exhibit 6.2(d);

        (e)    Acceptance of Employment.    Parent shall have received from each Company employee identified on Schedule 6.2(e), an acceptance of Parent's offer of employment and each such employee shall have executed an amendment and waiver substantially in the form attached as Exhibit 6.2(e);

        (f)    Closing Certificates.    The Company shall have delivered to Parent a certificate dated as of the Closing Date and signed by the Secretary of the Company which shall (i) certify the names of the officers of the Company authorized to sign this Agreement, the Transaction Documents and the other documents, instruments or certificates to be delivered pursuant to this Agreement by the Company or any of its officers, together with the true signatures of such officers, (ii) attach a copy of the Certificate of Incorporation of the Company and each of its subsidiaries certified by the Secretary of State of the State of Delaware, (iii) certify a copy of the resolutions of the Board of Directors and the stockholders of the Company evidencing the adoption of the approval of this Agreement and the other matters contemplated hereby, (iv) attach a copy of the By-laws of the Company and each of its subsidiaries, (v) attach good standing certificates for the Company and each of its subsidiaries from each jurisdiction where the Company and its subsidiaries have been formed or are doing business, certified by the respective state authorities from such jurisdictions and (vi) attach certified copies of all documents evidencing other necessary corporate or other action and governmental approvals, if any, with respect to this Agreement and the transactions contemplated hereby;

        (g)    No Material Adverse Change.    Since the date of this Agreement, there shall not have occurred any events, occurrences, changes or effects which, individually or in the aggregate, have had a Material Adverse Effect on the Company and its subsidiaries;

        (h)    Termination of Agreements.    All the agreements listed on Schedule 5.11 hereof shall have been terminated in their entirety to the reasonable satisfaction of Parent;

        Section 6.3    Additional Conditions to Obligations of the Company.    The obligation of Company to effect the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Company:

        (a)    Representations and Warranties.    The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct at and as of the Effective Time as if made at and as of such time, except for (i) changes contemplated by this Agreement and (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date) and (iii) to the extent that the aggregate of all breaches thereof has not had and would not reasonably be expected to have a Material Adverse Effect and Company shall have received a certificate to such effect signed on behalf of the Parent and Merger Sub by the Chief Financial Officer of the each of the Parent and Merger Sub;

        (b)    Agreements and Covenants.    Parent and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time and (iii) to the extent that the aggregate of all breaches thereof has not had and would not reasonably be expected to have a Material Adverse Effect, and the Company shall have received a certificate to such effect signed by the Chief Financial Officer of Parent;

        (c)    Opinion of Counsel to Parent.    The Company shall have received an opinion of Wildman, Harrold, Allen & Dixon, counsel to Parent, in substantially the form attached hereto as Exhibit 6.3(c);

        (d)    Escrow Agreement.    The Escrow Agreement shall have been executed and delivered by Parent;

        (e)    Closing Certificates.    Parent shall have delivered to the Company a certificate dated as of the Closing Date and signed by the Secretary of Parent which shall (i) certify the names of the officers of Parent authorized to sign this Agreement, the Transaction Documents and the other documents, instruments or certificates to be delivered pursuant to this Agreement by Parent or any of its officers, together with the true signatures of such officers, (ii) attach a copy of the Certificate of Incorporation of Parent and Merger Sub certified by the Secretary of State of the State of Delaware, (iii) certify a copy of the resolutions of the Board of Directors and the stockholders of Parent evidencing the adoption of the approval of this Agreement and the other matters contemplated hereby, (iv) attach a copy of the By-laws of Parent and Merger Sub, (v) attach good standing certificates for Parent and Merger Sub from each jurisdiction where Parent and Merger Sub have been formed or are doing business, certified by the respective state authorities from such jurisdictions and (vi) attach certified copies of all documents evidencing other necessary corporate or other action and governmental approvals, if any, with respect to this Agreement and the transactions contemplated hereby; and

        (f)    No Material Adverse Change.    Since the date of this Agreement, there shall not have occurred any events, occurrences, changes or effects which, individually or in the aggregate, have had a Material Adverse Effect on the Parent and its subsidiaries.

ARTICLE VII

TERMINATION

        Section 7.1    Termination.    This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the Stockholders:

        (a)  by mutual written consent of the Company and the Parent;

        (b)  by either Parent or the Company if (i) the Effective Time has not occurred by November 30, 2002 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date and such action or failure constitutes a breach of this Agreement, (ii) there shall be a final nonappealable order, decree or ruling of a Governmental Entity having jurisdiction in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, entered, enforced, promulgated, issued or deemed applicable to the Merger by any Governmental Entity which makes consummation of the Merger illegal;

        (c)  by Company if Parent fails to fund the $2,000,000 payment due under the Loan Agreement on November 1, 2002;

        (d)  by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would (i) prohibit Parent's or the Company's ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any material portion of the business or assets of the Company or Parent;

        (e)  by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company in a manner causing the conditions set forth in Sections 6.2(a) or 6.2(b) hereof, as the case may be, not to be satisfied and such breach shall not have been cured within thirty (30) days of receipt by Company of written notice of such breach;

        (f)    by the Company if it is not in material breach of its obligations under this

Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub in a manner causing the conditions set forth in Sections 6.3(a) or 6.3(b) hereof, as the case may be, not to be satisfied and such breach shall not have been cured within thirty (30) days of receipt by Parent of written notice of such breach;

        (g)  by Parent, in the event of a material breach of the Voting Agreement by any other party to such agreement and such breach results in the inability of Company's Stockholders to otherwise approve the Merger;

        (h)  by Parent, if any of the Company's officers or directors shall participate in discussions or negotiations, or take any other action, in breach of Section 4.2 hereof;

        (i)    by Parent if the Board of Directors of the Company withdraws or adversely modifies its approval and recommendation of this Agreement, the Escrow Agreement, the Merger and the transactions contemplated hereby and thereby; or

        (j)    by either Parent or the Company if the Stockholders fail to approve of this Agreement, the Merger and the transactions contemplated hereby and thereby.Where action is taken to terminate this Agreement pursuant to this Section 7.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

        Section 7.2    Effect of Termination.    In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void. Neither Parent, Merger Sub nor the Company shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement. The provisions of this Section 7.2 and Section 7.3 shall remain in full force and effect and survive any termination of this Agreement.

        Section 7.3    Expenses.    Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, related agreements and documents and the transactions contemplated hereby and thereby (including the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense; provided, however, in the event that the Merger is consummated, the Parent shall be responsible for the legal, investment banking, financial advisory, accounting and other fees and expenses of the Company (including those items and amounts listed on Schedule 7.3) with respect to the transactions contemplated by this Agreement, in an amount not to exceed $950,000 (the "Expense Cap"). All amounts paid by the Company since January 1, 2002 shall be included in determining whether such fees and expenses exceed the Expense Cap. The amount of any expenses in excess of the Expense Cap shall be deemed "Losses" for the purposes of Article VIII and paid within ten (10) days of the Effective Date.

ARTICLE VIII

SURVIVAL AND INDEMNIFICATION

        Section 8.1    Survival.    The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement, the Transaction Documents or any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith shall survive and shall remain operative and in full force and effect until 5:00 p.m., California time, on the date which is the six month anniversary of the Closing Date (the "Expiration Date"), except as to matters as to which an indemnified party has made a claim for indemnity or given a Notice of Claim (as defined below) on or prior to the Expiration Date, which matters shall survive the expiration of such period until such claim is finally resolved and any obligations with respect thereto are fully satisfied; provided that with respect to claims for indemnification under Sections 8.2(d), 8.2(e) and 8.8(b) the Expiration Date shall mean 5:00 p.m., California time, on the date which is the twelve month anniversary of the Closing Date. Any investigation or other examination that may have been made or may be made at any time by or on behalf of the party to whom representations and warranties are made shall not limit, diminish or in any way affect the representations and warranties in this Agreement, and the parties may rely on the representations and warranties in this Agreement irrespective of any information obtained by them during any investigation, examination or otherwise.

        Section 8.2    Indemnification by Company Stockholders.    As an integral term of the Merger, the Stockholders, by virtue of their approval of the Merger, shall severally, and not jointly, indemnify (subject to Section 8.5 hereof), defend and hold harmless Parent, Merger Sub, the Surviving Corporation, and each of their respective affiliates and subsidiaries, from and against any claims, damages, actions, suits, proceedings, demands, assessments, adjustments, Taxes (including Taxes on indemnity payments), losses, liabilities, costs and expenses (including reasonable expenses of investigation and reasonable attorneys' fees in connection with any of the foregoing) (collectively, "Losses") incurred or suffered by Parent, Merger Sub, the Surviving Corporation or any of their respective affiliates and subsidiaries caused by, resulting from or arising out of:

        (a)  (i) any inaccuracy in or breach of any representation or warranty of the Company set forth in this Agreement, the Transaction Documents or any certificate delivered pursuant hereto or thereto or in connection herewith or therewith, or (ii) any and all claims, allegations, actions, suits, litigations, arbitrations or proceedings by third parties during the Escrow Period that if ultimately determined to be true would constitute an indemnifiable claim under the immediately preceding clause (i);

        (b)  (i) any failure by the Company to perform any of its obligations or covenants set forth in this Agreement, the Transaction Documents or any certificate delivered pursuant hereto or thereto or in connection herewith or therewith, or (ii) any and all claims, allegations, actions, suits, litigations, arbitrations or proceedings by third parties during the Escrow Period that if ultimately determined to be true would constitute an indemnifiable claim under the immediately preceding clause (i);

        (c)  any Tax liability, or asserted liability, of the Company or its subsidiaries attributable to periods (or any portion thereof) ending on or prior to the Closing Date;

        (d)  (i) any claims, actions, suits, litigations, arbitrations or proceedings by the stockholders of the Company relating to the Merger or the transactions contemplated hereby, against the Company, Parent, Merger Sub or the Surviving Corporation, or any of their directors or officers before any federal, foreign, state or provincial court, arbitrator or Governmental Entity; or (ii) the exercise by any of the Company's stockholders of appraisal rights under

Section 262 of the DGCL or Chapter 13 of the California Corporations Code, as applicable (including, without limitation, all appraisal and investment banking fees); provided, however, that only 50% of such expenses under this subsection (d) shall be eligible for indemnification; or

        (e)  any and all claims, allegations, actions, suits, litigations, arbitrations, proceedings by Orcland, Inc. with respect to its warrants to purchase capital stock of the Company.

Anything in this Agreement to the contrary notwithstanding, the Stockholders shall have no obligations to indemnify the Parent, Merger Sub or Surviving Corporation or any of their respective affiliates and subsidiaries pursuant to this Section 8.2 for any breach of any representation or warranty of the Company set forth in this Agreement, the Transaction Documents or any certificate delivered pursuant hereto or thereto in connection herewith or therewith, if at the time such representation and warranty was made by the Company, Parent knew of such breach by the Company and failed to disclose such breach in writing to the Company.

        Section 8.3    Indemnification by Parent.    Parent hereby agrees to indemnify the Stockholders against and agrees to hold each of them harmless from any and all Losses incurred or suffered by the Stockholders arising out of (i) any inaccuracy in or breach of any representation or warranty of Parent set forth in this Agreement, the Transaction Documents or any certificate delivered pursuant hereto or thereto or in connection herewith or therewith, or (ii) any failure by Parent to perform any of its obligations or covenants set forth in this Agreement, the Transaction Documents or any certificate delivered pursuant hereto or thereto or in connection herewith or therewith. Anything in this Agreement to the contrary notwithstanding, Parent shall have no obligations to indemnify the Stockholders or their affiliates pursuant to this Section 8.3 for any breach of any representation or warranty of Parent set forth in this Agreement, the Transaction Documents to which Parent is a party or any certificate delivered pursuant hereto or thereto or in connection herewith or therewith, if at the time such representation and warranty was made to Parent, the Company knew of such breach by Parent and failed to disclose such breach in writing to Parent.

        Section 8.4    Procedures.

        (a)  The party seeking indemnification under this Article VIII (the "Indemnified Party") agrees to give prompt notice (the "Notice of Claim") to the party from whom indemnification is sought (the "Indemnifying Party") of the assertion of any claim by the Indemnified Party, or the commencement of any suit, action or proceeding or the assertion of any claim by a third party in respect of which indemnity may be sought under this Article VIII; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder, except to the extent that the Indemnifying Party clearly demonstrates that the defense of any third party suit, action or proceeding has been materially prejudiced by the Indemnified Party's failure to give such notice.

        (b)  If such Notice of Claim relates to a suit, action or proceeding by a third party, the Indemnifying Party may upon written notice given to the Indemnified Party within twenty (20) days of the receipt by the Indemnifying Party of such Notice of Claim, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall have the right to control such defense. The party not controlling such defense may participate therein at its own expense; provided that, if the Indemnifying Party assumes control of such defense and there exists a conflict of interest between the interests of the Indemnifying Party and those of Indemnified Party with respect to such claim, the Indemnified Party may retain counsel satisfactory to it and the reasonable fees and expenses of counsel to the Indemnified Party shall be considered Losses for purposes of this Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Indemnified Party determines in its reasonable judgment that there is a probability that a claim, suit, action or proceeding may materially adversely affect (it being understood by the parties hereto that any action relating to Taxes shall be deemed to "materially adversely affect") it or its rights under this Agreement other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, then the Indemnified Party may, by written notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such claim and the reasonable fees and expenses of counsel shall be considered Losses for purposes of this Agreement; provided however that any such compromise or settlement shall only be made with written consent of the Indemnified Party (which consent shall not be unreasonably withheld). The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto.

        (c)  Neither the Indemnifying Party nor the Indemnified Party shall agree to any settlement of any action, suit or proceeding without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. For purposes hereof, a party's withholding of its consent to any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the other party of a complete irrevocable release from all liability in respect to such claim or litigation or which requires action (or limits action) other than the payment of money that would be considered to be Losses under this Agreement shall be deemed to be reasonable.

        Section 8.5    Limitation of Indemnification; Threshold.

        (a)  Parent and Surviving Corporation shall be entitled to satisfy claims for indemnification pursuant to this Article VIII solely from the Escrow Amount deposited in the Escrow Account. The procedure for payments from the Escrow Account shall be governed by the Escrow Agreement.

        (b)  Notwithstanding the foregoing, the Escrow Account will not act as a limitation on the obligations of any Stockholder of the Company for indemnifiable amounts arising out of criminal activity or fraud or willful misstatements or omissions by such person in which case such person (or an affiliate of such person) will be liable only to the extent of the Escrow Amount actually received by such person (or affiliate) and any obligation of any Stockholder of the Company for indemnifiable amounts arising out of such criminal activity or fraud or willful misstatements or omissions may be satisfied by the surrender of the Escrow Amount actually received by such person (or affiliate).

        (c)  No Indemnified Party shall be entitled to indemnification pursuant to this Article VIII until such time as the total amount of all Losses that have been directly or indirectly suffered or incurred by any one or more of the Indemnified Parties, or to which any one or more of them has or have otherwise become subject, exceeds $100,000 in the aggregate; provided, however, that if the total amount of such Losses exceeds $100,000, then any Indemnified Party that has suffered or incurred any Losses shall be entitled to be held harmless, indemnified against and compensated, reimbursed and paid for all such Losses.

        Section 8.6    No Contribution.    By their approval of this Agreement, the Stockholders acknowledge and agree that they shall not have and shall not exercise or assert any right of contribution, indemnification, subrogation or other remedy or right against the Surviving Corporation in connection with any indemnification obligation or other liability to which they may become subject under or in connection with this Agreement, the Voting Agreement, the Transaction Documents or any certificate delivered in connection herewith or therewith.

        Section 8.7    Remedies Available.    Except for remedies that cannot be waived as a matter of law, the remedies set forth in this Article VIII shall be the sole and exclusive remedies of the parties hereto for any and all losses or other liability sustained or incurred by the parties hereto or the Company Stockholders or their successors or assigns, in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby; provided, however, that nothing set forth in this sentence shall limit or impair the rights and remedies that any party hereto may have for equitable relief.

        Section 8.8    Indemnification of Company Employees, Agents, Directors or Officers.

        (a)  Parent, Merger Sub, the Company and the Surviving Corporation agree that all rights to indemnification or exculpation now existing in favor of the employees, agents, directors or officers of the Company (the "Company Indemnified Parties") as provided in its certificate of incorporation or by-laws as in effect on the date of this Agreement shall continue in full force and effect for a period of three (3) years from and after the Closing Date, assuming the consummation of the Merger; provided, however, that, in the event any claim or claims are asserted or made within such three (3) year period, all rights to indemnification in respect of any such claim or claims shall continue to disposition of any and all such claims. Any determination required to be made with respect to whether a Company Indemnified Party's conduct complies with the standards set forth in the certificate of incorporation or by-laws of the Surviving Corporation or otherwise shall be made by independent counsel selected by the Surviving Corporation reasonably satisfactory to the Company Indemnified Party (whose fees and expenses shall be paid by the Surviving Corporation), which such determination shall be final and binding on the parties thereto.

        (b)  If any claim or claims for indemnification under Section 8.8(a) arise or are asserted during the twelve-month period following the Effective Time, Parent shall be entitled to satisfy any Losses resulting from such claim or claims solely from the Escrow Amount, in accordance with the Escrow Agreement.

ARTICLE IX

GENERAL PROVISIONS

        Section 9.1    Notices.    All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with acknowledgement of complete transmission, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):(a) If to Parent or Merger Sub:

      Oak Technology, Inc.
      1390 Kifer Road
      Sunnyvale, CA 94086
      Telephone No.: (408) 523-6510; (408) 523-6567
      Telecopier No.: (408) 774-5337
      Attention: Chief Financial Officer & General Counsel

        with a copy (which shall not constitute notice) to:

      Wildman, Harrold, Allen & Dixon
      225 W. Wacker Drive
      Suite 3000
      Chicago, Illinois 60606
      Telephone No.: (312) 201-2613
      Telecopier No.: (312) 201-2555
      Attention: John L. Eisel, Esq.

  (b)
  If to the Company:

      TeraLogic, Inc.
      1240 Villa Street
      Mountain View, CA 94041
      Telephone No.: (650) 526-2000
      Telecopier No.: (650) 526-2006
      Attention: President

        with a copy to:

      Pillsbury Winthrop LLP
      2550 Hanover Street
      Telephone No.: (650) 233-4500
      Telecopier No.: (650) 233-4545
      Attention: Jorge del Calvo, Esq.

        Section 9.2    Amendment.    This Agreement may be amended by the parties hereto, in the case of the Company, the Parent and the Merger Sub, by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of this Agreement by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        Section 9.3    Extension and Waiver.    At any time prior to the Effective Time, any party hereto may with respect to any other party hereto and to the extent legally allowed (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

        Section 9.4    Failure or Indulgence Not Waiver, Remedies Cumulative.    No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

        Section 9.5    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to replace such term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable term or provision.

        Section 9.6    Entire Agreement.    Except for the Confidentiality Agreement, this Agreement, the schedules and exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein, constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, undertakings and negotiations, both written and oral, among the parties with respect to the subject matter hereof.

        Section 9.7    Assignment.    This Agreement shall not be assigned by operation of law or otherwise except with the written consent of each of the other parties hereto; provided, however, that notwithstanding the foregoing, Parent and Merger Sub may assign all or any of their rights hereunder to any affiliate thereof so long as Parent remains liable for its obligations hereunder.

        Section 9.8    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and the Stockholder Representative in the performance of his duties hereunder, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        Section 9.9    Counterparts; Facsimile Execution.    This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may be executed by any party by facsimile signature.

        Section 9.10    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Santa Clara County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

        Section 9.11    Interpretation.    The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "agreement" when used herein shall be deemed in each case to mean any contract, commitment or other agreement, whether oral or written, that is legally binding. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term "Person" means any individual, corporation, partnership, association, trust, limited liability company or partnership, unincorporated organization, joint venture, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

        Section 9.12    Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[Remainder of Page Left Intentionally Blank]

        IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has caused this Agreement and Plan of Merger to be executed by its respective officers thereunto duly authorized, all as of the date first above written.

OAK TECHNOLOGY, INC.
By	Name: Title:
OPTIC ACQUISITION CORP.
By	Name: Title:
TERALOGIC, INC.
By	Name: Jon S. Castor Title: Chief Executive Officer
Stockholder Representative
Name: Jon S. Castor

SCHEDULE 1.6(a)(ii)

Series of Preferred Stock	Original Price Per Share	Estimated Cash Consideration Per Share*
Series A	$0.7938	$0.3297
Series B	$2.70	$1.1215
Series C	$3.10	$1.2877
Series D	$4.50	$1.8692
Series E-1	$4.75	$1.9731
Series E-2	$5.00	$2.0769
Series E-3	$5.75	$2.3885
Series E-4	$5.75	$2.3885
Series E-5	$6.00	$2.4923
Series E-6	$3.10	$1.2877

QuickLinks

AGREEMENT AND PLAN OF MERGER